Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
UP TO 27,925,689 ORDINARY SHARES
OF
STRATASYS LTD.
AT
$18.00 PER SHARE
BY
NANO DIMENSION LTD.
IN AN OFFER BEING CONDUCTED IN THE UNITED STATES

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK TIME, ON JUNE 26, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

We, Nano Dimension Ltd., a company organized under the laws of the State of Israel (“Nano” or “Nano Dimension”), are offering to purchase up to 27,925,689 outstanding ordinary shares, NIS 0.01 par value per share, of Stratasys Ltd. (“Stratasys” and “Stratasys Shares”, respectively), not already owned by Nano, such that Nano would own up to and no more than 55% of the outstanding Stratasys Shares upon consummation of the offer, with a minimum condition of acquiring at least 53% of the outstanding Stratasys Shares, but in any event no less than 5% of the outstanding Stratasys Shares, at the price of $18.00 per Stratasys Share, to the seller in cash, less any required withholding taxes and without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented, or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented, or otherwise modified from time to time, the “Letter of Transmittal,” which, together with this Offer to Purchase, collectively constitute the “offer”). Based on the prospectus supplement dated April 5, 2023 filed by Stratasys pursuant to Rule 424(b)(7) on April 5, 2023, there were 68,401,462 Stratasys Shares outstanding as of April 3, 2023, of which 58,706,347 Stratasys Shares are not already owned by Nano, or approximately 85.8%.

THE OFFER IS SUBJECT TO CERTAIN CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 17 – “CONDITIONS OF THE OFFER”, WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER, INCLUDING THAT:

•     IN ACCORDANCE WITH ISRAELI LAW, A NUMBER OF STRATASYS SHARES REPRESENTING AT LEAST 5% OF THE ISSUED AND OUTSTANDING SHARES AND VOTING POWER OF STRATASYS AS OF THE EXPIRATION DATE, AS DEFINED BELOW, ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN (THE “THRESHOLD CONDITION”);

•     AT LEAST 26,557,660 STRATASYS SHARES, WHICH, WHEN AGGREGATED WITH THE STRATASYS SHARES HELD BY NANO DIMENSION WOULD REPRESENT AT LEAST 53% OF THE ISSUED AND OUTSTANDING SHARES AND VOTING POWER OF STRATASYS AS OF THE EXPIRATION DATE, AS DEFINED BELOW, ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN (THE “MINIMUM CONDITION”);

•     IN ACCORDANCE WITH ISRAELI LAW, AT THE COMPLETION OF THE OFFER PERIOD, THE AGGREGATE NUMBER OF STRATASYS SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN (EXCLUDING THE STRATASYS SHARES HELD BY NANO DIMENSION OR ANY SHAREHOLDER WHO HAS A “PERSONAL INTEREST” OR THEIR RELATIVES, WITHIN THE MEANING OF THE ISRAELI COMPANIES LAW) MUST EXCEED THE AGGREGATE NUMBER OF STRATASYS SHARES REPRESENTED BY OFFEREES WHO OBJECT TO THE CONSUMMATION OF THE OFFER (THE “MINIMUM MAJORITY CONDITION”);

•     THE STRATASYS BOARD OF DIRECTORS (THE “STRATASYS BOARD”) REDEEMS THE RIGHTS ISSUED AND OUTSTANDING UNDER STRATASYS’S RIGHTS PLAN, AS DEFINED BELOW, OR NANO IS SATISFIED IN ITS SOLE DISCRETION THAT THE RIGHTS WILL NOT BECOME EXERCISABLE AS A RESULT OF THE OFFER (THE “RIGHTS PLAN CONDITION”);

•STRATASYS OR THE STRATASYS BOARD, AFTER THE DATE OF THIS OFFER TO PURCHASE, HAS NOT AUTHORIZED, RECOMMENDED, PROPOSED OR ANNOUNCED ITS INTENT TO DO SO OR ENTER INTO, OR STRATSYS HAS NOT ENTERED INTO, AN AGREEMENT WITH RESPECT TO OR HAS NOT OTHERWISE EFFECTED OR AGREED OR PROPOSED TO EFFECT: (i) A MERGER, CONSOLIDATION, LIQUIDATION, DISSOLUTION, SPIN-OFF OR OTHER BUSINESS COMBINATION WITH RESPECT TO, OR DISPOSITION OR RELINQUISHMENT OF (A) STRATASYS OR ANY BUSINESS UNIT OR SUBSIDIARY OF STRATASYS OR (B) ANY ASSET OR ASSETS CONSTITUTING MORE THAN 10% OF STRATASYS’S CONSOLIDATED ASSETS OR REVENUES AS REFLECTED IN STRATASYS’S MOST RECENT FINANCIAL STATEMENTS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”); (ii) ANY PURCHASE OR ACQUISITION BY STRATASYS OR ANY OF ITS SUBSIDIARIES OF ANOTHER BUSINESS OR ENTITY; (iii) THE ADOPTION OF ANY, OR AMENDMENT TO ANY EXISTING, COMPENSATION ARRANGEMENT WITH ANY EXECUTIVE OFFICER OR DIRECTOR OF STRATASYS WHICH WOULD BE TRIGGERED UPON A CHANGE OF CONTROL EVENT, INCLUDING THE OFFER; OR (iv) THE CONTRACTING, LICENSING OR ASSIGNMENT OF RIGHTS TO MANUFACTURE, PRODUCE OR ASSEMBLE A MATERIAL PORTION OF STRATASYS’S PRODUCTS TO ANY THIRD PARTY THAT IS NOT A SUBSIDIARY OF STRATASYS (THE “CHANGE OF BUSINESS CONDITION”);

•     OBTAINING CFIUS APPROVAL, AS DEFINED BELOW, OF THE ACQUISITION OF THE STRATASYS SHARES IN THE OFFER AT LEAST ONE U.S. BUSINESS DAY PRIOR TO THE EXPIRATION DATE; AND

•     OBTAINING ALL OTHER REQUIRED REGULATORY APPROVALS.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE STRATASYS BOARD.

IF MORE THAN 27,925,689 STRATASYS SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, WE WILL PURCHASE 27,925,689 STRATASYS SHARES ON A PRO RATA BASIS FROM ALL TENDERING SHAREHOLDERS, SO THAT WE WOULD PURCHASE NO MORE THAN 27,925,689 STRATASYS SHARES.

THE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK TIME, ON JUNE 26, 2023, UNLESS EXTENDED OR EARLIER TERMINATED. WE REFER TO THIS PERIOD, AS MAY BE EXTENDED OR EARLIER TERMINATED, AS THE “OFFER PERIOD”. UPON THE TERMS OF, AND SUBJECT TO THE CONDITIONS TO, THE OFFER, IF PRIOR TO THE COMPLETION OF THE OFFER PERIOD, ALL THE CONDITIONS TO THE OFFER ARE SATISFIED OR, SUBJECT TO APPLICABLE LAW, WAIVED BY US, WE WILL PROVIDE YOU WITH AN ADDITIONAL FOUR CALENDAR-DAY PERIOD AS REQUIRED BY ISRAELI LAW, UNTIL 11:59 P.M., NEW YORK TIME, ON JUNE 30, 2023, DURING WHICH YOU MAY TENDER YOUR STRATASYS SHARES. WE REFER TO THIS ADDITIONAL PERIOD AS THE “ADDITIONAL OFFER PERIOD”. THE EXPIRATION OF THE ADDITIONAL OFFER PERIOD WILL CHANGE IF WE DECIDE TO EXTEND THE OFFER PERIOD.

SEE SECTION 7 – “TERMS OF THE OFFER; EXPIRATION DATE” AND SECTION 17 – “CONDITIONS OF THE OFFER”.

The Stratasys Shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SSYS”. On May 24, 2023, the last trading day before we announced our commencement of the offer, the closing price per Stratasys Share on Nasdaq was $14.88. We encourage you to obtain current market quotations for the Stratasys Shares before deciding whether to tender your Stratasys Shares. See Section 12 – “Price Range of the Stratasys Shares etc.”.

A summary of the principal terms and conditions of the offer appears in the “Summary Term Sheet” beginning on page 1 of this Offer to Purchase. You should read the entire document carefully before deciding whether to tender your Stratasys Shares in the offer.

The Information Agent for the offer is:

May 25, 2023

IMPORTANT

The Israeli Companies Law 5759-1999 (“Israeli Companies Law”) provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company if there is no such other holder in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company if there is no such other holder in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholder approval as a private placement which its sole purpose is to grant up to 25% of the company’s voting rights in the company; (2) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company.

A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including the relatives and entities under such person’s control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

The offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your Stratasys Shares in the offer. You should rely only on the information contained in this Offer to Purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the offer, other than those contained in this Offer to Purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

Holders of Stratasys Shares should tender Stratasys Shares to Computershare Trust Company, N.A., the Depositary, pursuant to the applicable instructions in Section 9. For the addresses of our Depositary, see the back cover of this Offer to Purchase.

Upon the terms and subject to the conditions of the offer (including any terms and conditions of any extension or amendment), subject to proration, we will accept for payment and pay for the Stratasys Shares that are validly tendered and not properly withdrawn prior to 11:59 p.m., New York time, on June 26, 2023, unless, subject to applicable law, we extend the period of time during which the period of the offer is open or the offer is earlier terminated. The period of time during which the offer remains open, as may be extended or adjusted for earlier termination of the offer, is referred to as the “Offer Period” and the date of completion of the Offer Period is referred to as the “Expiration Date”. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time on the U.S. business day following the Expiration Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by us.

As required under Israeli law, if (i) the conditions of the offer have been satisfied or, subject to applicable law, waived by us; and (ii) with respect to each Stratasys Share owned by you, you have (a) not yet responded to the offer, (b) notified us of your objection to the offer, or (c) tendered such Stratasys Share but have properly withdrawn your tender during the Offer Period, then, you will be afforded an additional four (4) calendar-day period, until 11:59 p.m., New York time, on June 30, 2023, or, if we extend the offer, before 11:59 p.m., New York time, on the date to which the offer is extended, during which you may tender each such Stratasys Share. We refer to this additional period as the “Additional Offer Period” and to the expiration of such period as the “Final Expiration Date”.

The date of completion of the Additional Offer Period will change if we decide to extend the Offer Period. Stratasys Shares tendered during the Offer Period may be withdrawn at any time prior to 11:59 p.m., New York time, on the Expiration Date, but not during the Additional Offer Period. See Section 7 – “Terms of the Offer; Expiration Date”, Section 10 – “Withdrawal Rights” and Section 17 – “Conditions of the Offer”.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the offer.

Any questions and requests for assistance may be directed to Georgeson LLC, our Information Agent, at its address and telephone number set forth on the back cover of this Offer to Purchase.

Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent upon request. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

Unless the context otherwise requires, all references in this Offer to Purchase to “Nano,” “Nano Dimension,” “us,” “we,” and “our” are to Nano Dimension Ltd., a company organized under the laws of the State of Israel, all references to the “Company” or “Stratasys” are to Stratasys Ltd., all references to “Nasdaq” are to the Nasdaq Global Select Market, all references to “dollars” or “$” are to United States dollars, all references to “NIS” are to New Israeli Shekels, all references to the “Exchange Act” are to the United States Securities Exchange Act of 1934, as amended, and all references to the “Israeli Companies Law” are to the Israeli Companies Law 5759-1999, as amended.

Unless the context otherwise requires, the percentages of the outstanding Stratasys Shares and the percentages of the voting power of Stratasys stated throughout this Offer to Purchase are based on 68,401,462 Stratasys Shares outstanding as of April 3, 2023 (based on the prospectus supplement dated April 5, 2023 filed by Stratasys pursuant to Rule 424(b)(7) on April 5, 2023).

Unless otherwise indicated or the context otherwise requires, for purposes of this Offer to Purchase, a “U.S. business day” means any day other than a Saturday, Sunday, U.S. federal holiday or any other day on which the banks in the U.S. are permitted not to be open for business, and an “Israeli business day” means any day other than a Friday, Saturday, or any other day on which the banks in Israel are permitted not to be open for business.

v

SUMMARY TERM SHEET

This summary term sheet is a brief summary of certain material provisions of this Offer to Purchase pursuant to which we, Nano, are offering to purchase up to 27,925,689 outstanding ordinary shares, par value NIS 0.01 per share, of Stratasys (which we refer to as the “Stratasys Shares”), not already owned by Nano, such that Nano would own up to and no more than 55% of the outstanding Stratasys Shares, with a minimum condition of acquiring at least 53% of the outstanding Stratasys Shares upon consummation of the offer, but in any event no less than 5% of the outstanding Stratasys Shares, at a price of $18.00 per Stratasys Share, to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, collectively constitute the “offer”). The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer to Purchase. The following are some of the questions you, as a shareholder of Stratasys, may have about us and the offer and answers to those questions. We recommend that you read carefully this entire Offer to Purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your Stratasys Shares.

WHO IS OFFERING TO BUY MY SECURITIES?

•     We are Nano Dimension Ltd., a company organized under the laws of the State of Israel. See “Introduction” and Section 15 – “Information Concerning Nano”.

HOW MANY SHARES ARE SOUGHT IN THIS OFFER?

•     Subject to certain conditions, we are offering to purchase up to 27,925,689 of the outstanding Stratasys Shares not owned by Nano, representing approximately 40.8% of the outstanding Stratasys Shares as of the Expiration Date. Our offer is conditioned on the satisfaction of certain conditions, including that a minimum of 26,557,660 Stratasys Shares have been validly tendered and not properly withdrawn, as of the Expiration Date.

•     If more than 27,925,689 Stratasys Shares are validly tendered and not properly withdrawn, we will purchase 27,925,689 Stratasys Shares on a pro rata basis from all shareholders who have validly tendered their Stratasys Shares in the Offer Period and the Additional Offer Period and have not properly withdrawn their Stratasys Shares before the completion of the Offer Period, such that we would purchase no more than 27,925,689 Stratasys Shares. You may only withdraw previously tendered Stratasys Shares prior to the completion of the Offer Period.

•     Under Israeli law, if the offer is accepted, we, our controlling shareholders (if any) and any company under our or their control, are prohibited from conducting an additional tender offer for Stratasys Shares and from merging with Stratasys within 12 months after the date of this Offer to Purchase.

See “Introduction”, Section 7 – “Terms of the Offer; Expiration Date”, Section 10 – “Withdrawal Rights” and Section 17 – “Conditions of the Offer”.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•     The offer is conditioned on, among other things, the following:

•     A number of Stratasys Shares representing at least 5% of the issued and outstanding Stratasys Shares and voting power of Stratasys as of the Expiration Date, as defined below, are validly tendered and not properly withdrawn (which we refer to as the “Threshold Condition”);

•     A number of Stratasys Shares representing at least 53% of the issued and outstanding Stratasys Shares and voting power of Stratasys as of the Expiration Date when aggregated with the Stratasys Shares held by Nano are validly tendered and not properly withdrawn (which we refer to as the “Minimum Condition”);

•     At the completion of the Offer Period, the aggregate number of Stratasys Shares validly tendered and not properly withdrawn (excluding the Stratasys Shares held by Nano or any shareholder who has a “personal interest” or their relatives, within the meaning of the Israeli Companies Law) exceeding the aggregate number of Stratasys Shares represented by offerees who object to the consummation of the offer (which we refer to as the “Minimum Majority Condition”);

•     The Stratasys board of directors (which we refer to as the “Stratasys Board”) redeeming the Rights issued and outstanding under the Rights Plan, dated July 25, 2022 (the “Rights Plan” and the rights therein, the “Rights”), or Nano being satisfied in its sole discretion that the Rights will not become exercisable as a result of the offer (which we refer to as the “Rights Plan Condition”);

•     Stratasys or the Stratasys Board, after the date of this Offer to Purchase, having not authorized, recommended, proposed or announced its intent to do so or enter into, or Stratasys having not entered into, an agreement with respect to or has not otherwise effected or agreed or proposed to effect: (i) a merger, consolidation, liquidation, dissolution, spin-off or other business combination with respect to, or disposition or relinquishment of (a) Stratasys or any business unit or subsidiary of Stratasys or (b) any asset or assets constituting more than 10% of Stratasys’s consolidated assets or revenues as reflected in Stratasys’s most recent financial statements filed with the SEC; (ii) any purchase or acquisition by Stratasys or any of its subsidiaries of another business or entity; (iii) the adoption of any, or amendment to any existing, compensation arrangement with any executive officer or director of Stratasys which would be triggered upon a change of control event, including the offer; or (iv) the contracting, licensing or assignment of rights to manufacture, produce or assemble a material portion of Stratasys products to any third party that is not a subsidiary of Stratasys (which we refer to as the “Change of Business Condition”);

•     Obtaining approval of the acquisition of the Stratasys Shares in the offer from the Committee on Foreign Investment in the United States (“CFIUS”) at least one U.S. business day prior to the Expiration Date; and

•     Obtaining all other required regulatory approvals.

•     The offer is subject to customary additional conditions but the offer is not conditioned on the availability of financing or the approval of the Stratasys Board.

•     Under the Israeli Companies Law, a “personal interest” of a person in an action or transaction of a company (i) includes a personal interest of any spouse, sibling, parent, grandparent or descendant of the person, any descendant, sibling or parent of a spouse of the person and the spouse of any of the foregoing; and (ii) excludes a personal interest arising solely from the ownership of shares. Under the Israeli Companies Law, in the case of a person tendering by proxy “personal interest” includes the personal interest of either the proxy holder or the shareholder granting the proxy, whether or not the proxy holder has discretion how to tender the shares. In accordance with the Israeli Companies Law, each tendering shareholder is required to inform us when tendering their Stratasys Shares, by indicating in the Letter of Transmittal, whether or not it has a personal interest in the acceptance of the offer; otherwise, such tendering shareholder will be deemed to have not tendered its Stratasys Shares in the offer and its Stratasys Shares will not be counted for the purposes of determining if the Threshold Condition has been satisfied.

See Section 7 – “Terms of the Offer; Expiration Date”, Section 17 – “Conditions of the Offer”, Section 18 – “Legal Matters and Regulatory Approvals” and “– HOW MANY SHARES ARE SOUGHT IN THIS OFFER?”, above.

WHAT WILL HAPPEN IF THE CONDITIONS OF THE OFFER ARE NOT SATISFIED?

•     If any condition is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Stratasys Shares tendered pursuant to the offer, or, subject to applicable law, we may waive such conditions. We cannot waive the Threshold Condition nor the Minimum Majority Condition, and do not expect to waive the Minimum Condition. See “Introduction”, Section 7 – “Terms of the Offer; Expiration Date” and Section 17 – “Conditions of the Offer”.

WHY ARE YOU CONDUCTING THIS OFFER?

•     The purpose of the offer is for Nano to acquire up to 27,925,689 of the outstanding Stratasys Shares not owned by Nano, representing approximately 40.8% of the outstanding Stratasys Shares, such that Nano would own up to and no more than 55% of the outstanding Stratasys Shares, subject to satisfying the Minimum Condition (or, if not waived, the Threshold Condition) as of the Expiration Date. See Section 2 – “Purpose of the Offer; Effects of the Offer; Plans for Stratasys”.

WHO CAN PARTICIPATE IN THE OFFER?

•     The offer is open to all holders and beneficial owners of Stratasys Shares. See Section 9 – “Procedures for Tendering Shares or Notifying us of Your Objection to the Offer”.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•     We are offering to pay $18.00 per Stratasys Share, to you in cash, less any required withholding taxes and without interest. The Offer Price will be paid solely in U.S. dollars. See “Introduction,” Section 7 – “Terms of the Offer; Expiration Date”, Section 8 – “Acceptance for Payment and Payment”, and, with respect to withholding taxes, Section 11 – “Material U.S. Federal Income Tax and Israeli Income Tax Consequences”.

WILL I HAVE TO PAY ANY FEE OR COMMISSION?

•     If you are the record owner of your Stratasys Shares and you directly tender your Stratasys Shares to Computershare Trust Company, N.A., the Depositary, you generally will not have to pay brokerage fees or similar expenses. We will pay the fees and expenses of the Depositary in connection with the offer. If you own your Stratasys Shares through a broker or other nominee, and your broker or other nominee tenders your Stratasys Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges apply. See “Introduction” and Section 19 – “Fees and Expenses”.

CAN I OBJECT TO THE OFFER?

•     Under Section 331 of the Israeli Companies Law, you may respond to the offer by accepting the offer or sending a Notice of Objection (as defined in Section 9). Alternatively, you may simply not respond to the offer and not tender your Stratasys Shares. You are not deemed to object to the offer if you do not tender your Stratasys Shares. It is a condition to the offer that, at the Expiration Date, the aggregate number of Stratasys Shares validly tendered in the offer and not properly withdrawn is greater than the aggregate number of Stratasys Shares represented by offerees who object to the offer. As required by Section 331(c) of the Israeli Companies Law, in making this calculation, we are required to exclude Stratasys Shares held by certain of our affiliates and certain of Stratasys’s affiliates. See Section 9 – “Procedures for Tendering Shares or Notifying us of Your Objection to the Offer” and Section 10 – “Withdrawal Rights”.

WHAT PERCENTAGE OF THE STRATASYS SHARES DO YOU CURRENTLY OWN?

•     As of May 25, 2023, Nano owns 9,695,115 Stratasys Shares, or approximately 14.2% of the outstanding Stratasys Shares as of April 3, 2023. See “Introduction” and Section 17 – “Conditions of the Offer”.

WHAT IS THE MARKET VALUE OF MY STRATASYS SHARES AS OF A RECENT DATE?

•     On May 24, 2023, the last trading day before we commenced the offer, the closing price per Stratasys Share reported on Nasdaq was $14.88. The Offer Price, $18.00 per Stratasys Share, is 21% greater than such reported price on Nasdaq.

•     During the six months prior to the last trading day before the commencement of the offer, the volume weighted average closing price of the Stratasys Shares reported on Nasdaq was $15.03. The Offer Price, $18.00 per Stratasys Share, is 19.8% greater than such six-month average price on Nasdaq.

•     Stratasys Shares are traded on Nasdaq under the symbol “SSYS”. We recommend that you obtain a recent quotation for your Stratasys Shares prior to deciding whether or not to tender your Stratasys Shares.

See Section 12 – “Price Range of the Stratasys Shares etc.”.

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY THE PURCHASE PRICE IN THE OFFER?

•     Yes. We possess all of the necessary funds to consummate the offer from cash and cash equivalents on hand. The offer is not conditioned on the availability of financing. See Section 8 – “Acceptance for Payment and Payment” and Section 16 – “Sources and Amount of Funds”.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

•     We do not believe that our financial condition is material to your decision whether to tender your Stratasys Shares and accept the offer because:

•     the offer consideration consists solely of cash;

•     the offer is not subject to any financing condition;

•     all of the funds necessary to consummate the offer are available to us as cash and cash equivalents on hand; and

•     as of December 31, 2022, we had $685,362,000 in cash, and $346,663,000 in short term bank deposits and as of March 31, 2023, we had $412,172,000 in cash, and $573,847,000 in short term bank deposits. As of May 21, 2023, we had approximately $358,677,000 in cash, and approximately $598,299,000 in short term bank deposits. The funds required for Nano to acquire up to 27,925,689 outstanding Stratasys Shares in the offer such that Nano would own up to and no more than 55% of the outstanding Stratasys Shares would be approximately $502,662,402.

HOW LONG DO I HAVE TO DECIDE WHETHER TO ACCEPT THE OFFER AND TENDER MY SHARES?

•     You may tender your Stratasys Shares until 11:59 p.m., New York time, on June 26, 2023, or, if we extend our offer, before 11:59 p.m., New York time, on the date to which the offer is extended.

•     As required under Israeli law, if (i) the conditions of the offer have been satisfied or, subject to applicable law, waived by us; and (ii) with respect to each Stratasys Share owned by you, you have (a) not yet responded to the offer, (b) notified us of your objection to the offer, or (c) tendered such Stratasys Share but have properly withdrawn your tender during the Offer Period, then, you will be afforded an additional four (4) calendar-day period, until 11:59 p.m., New York time, on June 30, 2023, during which you may tender each such Stratasys Share (we refer to this additional period as the “Additional Offer Period”).

See page v of this Offer to Purchase for the definition of “Additional Offer Period”, “Introduction”, Section 7 – “Terms of the Offer; Expiration Date”, Section 9 – “Procedures for Tendering Shares or Notifying us of Your Objection to the Offer” and Section 17 – “Conditions of the Offer”.

HOW DO I TENDER MY STRATASYS SHARES?

•     All holders of Stratasys Shares should tender their Stratasys Shares to the Depositary by following the procedures and instructions described in Section 9 – “Procedures for Tendering Shares or Notifying us of Your Objection to the Offer”.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED STRATASYS SHARES?

•     You may withdraw your tendered Stratasys Shares at any time before 11:59 p.m., New York time, on June 26, 2023 or, if we extend our offer, before 11:59 p.m., New York time, on the date to which the offer is extended. See Section 7 – “Terms of the Offer; Expiration Date” and Section 10 – “Withdrawal Rights”.

HOW DO I WITHDRAW PREVIOUSLY TENDERED STRATASYS SHARES?

•To withdraw previously tendered Stratasys Shares, you must deliver a written notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase with the required information to the Depositary while you still have the right to withdraw your Stratasys Shares. If you tendered your Stratasys Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Stratasys Shares. See Section 10 – “Withdrawal Rights”.

WHEN WILL YOU PAY FOR THE STRATASYS SHARES TENDERED IN THE OFFER?

•     All of the Stratasys Shares validly tendered pursuant to the offer and not properly withdrawn will be paid for promptly following the Final Expiration Date, subject to proration and satisfaction or waiver of all conditions to the offer. We will deposit with the Depositary an amount sufficient to make such payment to Stratasys shareholders within four U.S. business days following the Final Expiration Date. See Section 7 – “Terms of the Offer; Expiration Date”, Section 8 – “Acceptance for Payment and Payment” and Section 17 – “Conditions of the Offer”.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

•     We have the right, in our sole discretion, to extend the Expiration Date, subject to applicable law. In addition, in certain circumstances, we may be required by law to extend the Expiration Date. See Section 7 – “Terms of the Offer; Expiration Date”.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•     If we decide to extend the Expiration Date, we will inform the Depositary and the Information Agent of that fact. We will also publicly announce the new Expiration Date in accordance with applicable law, and in any event we will issue a press release no later than 9:00 a.m., New York time, on the first U.S. business day following the day on which we decide to extend the Expiration Date. See Section 7 – “Terms of the Offer; Expiration Date”.

HAS STRATASYS OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?

•     Under applicable U.S. law, no later than ten U.S. business days from the date of this Offer to Purchase, Stratasys is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer.

•     Under Israeli law, the Stratasys Board is required, no later than prior to the Expiration Date, to express its opinion to its shareholders on the advisability of the offer. The Stratasys Board may refrain from expressing an opinion if it cannot do so, as long as it gives a statement disclosing the reasons for refraining from expressing an opinion.

•     As of the date of this Offer to Purchase, the Stratasys Board has not made any recommendation regarding acceptance or rejection of the offer or expressed an opinion regarding the advisability of the offer.

See “Introduction”.

ARE THERE ANY CONFLICTS OF INTEREST IN THE OFFER?

•     Yes. Nano currently owns approximately 14.2% of the outstanding Stratasys Shares and is the largest shareholder of Stratasys, based on the number of Stratasys Shares outstanding as of April 3, 2023.

•     Except as disclosed in this Offer to Purchase, after reasonable inquiry, as of the date of this Offer to Purchase, we do not know whether or not any director or executive officer of Stratasys will tender in our offer any Stratasys Shares held personally by them and we are not aware that any of them has made a recommendation to any other person in support of, or opposed to, the offer.

See Section 2 – “Purpose of the Offer; Effects the Offer; Plans for Stratasys” and Section 4 – “Interests of Nano in the Offer”.

WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?

•     The receipt of cash for Stratasys Shares accepted for payment by us from tendering shareholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes.

•     The receipt of cash for Stratasys Shares accepted for payment by us from tendering shareholders generally will be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

•     We have applied for a ruling for approval from the Israel Tax Authority (the “ITA”) with respect to the Israeli withholding tax rates applicable to shareholders as a result of the sale of Stratasys Shares pursuant to the offer. The approval provides, among other things, that (1) shareholders who meet the following criteria will not be subject to Israeli withholding tax: (a) they acquired their Stratasys Shares after its initial public offering in the United States on Nasdaq in 1994; (b) they do not hold their Stratasys Shares through an Israeli broker or Israeli financial institution; (c) they hold less than 5% of Stratasys Shares; (d) they certify that they are not, and at the date of purchase of their Stratasys Shares were not Israeli residents (and, (i) in the case of a corporation, that no Israeli residents hold 25.0% or more of the means to control such corporation or are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly, or (ii) in the case of a partnership, that no partner in the partnership is an Israeli resident and no Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership); provided that (A) with respect to shareholders who are individuals, they timely provide a copy of their passport; and (B) with respect to shareholders that shall receive an aggregate Offer Price that is in an amount between US$300,001 and US$500,000, they timely submit in addition a valid certificate of residency for tax purposes issued by the applicable tax authority of their country of residence, (2) payments to be made to tendering shareholders who hold their Stratasys Shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law, and (3) shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer, unless such shareholders obtain a tax withholding certificate from the ITA, all as prescribed by Israeli tax law. For the purpose of carrying out the process regarding tax withholdings per the sought approval from the ITA, we have engaged IBI Trust Management to act, through the Depositary, as Israeli tax withholding agent.

We recommend that you seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 11 – “Material U.S. Federal Income Tax and Israeli Income Tax Consequences”.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•     If a sufficient number of Stratasys Shares are validly tendered, and not properly withdrawn, in the offer, then we will acquire at least 38.8% of the remaining Stratasys Shares, unless we waive the Minimum Condition, and Stratasys will become a majority-owned subsidiary of Nano Dimension and controlled by Nano Dimension.

•     All offerees who had not announced their position with respect to the offer or who objected to the offer, may agree to the offer, not later than the Final Expiration Date, and shall be treated like persons who initially agreed to the offer. See page 4 of this Offer to Purchase for the definition of the Additional Offer Period and the Final Expiration Date.

•     Shares held by non-tendering Shareholders will not be affected by the completion of the Offer. However, the Stratasys Shares may be delisted from Nasdaq or trading volume of the Stratasys Shares may be limited.

See Section 2 – “Purpose of the Offer; Effects of the Offer; Plans for Stratasys”.

WILL I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE OFFER?

•     You will have no appraisal rights with respect to the offer. See Section 3 – “Rights of Shareholders Who Do Not Tender Their Shares”.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•     You can call Georgeson LLC, our Information Agent, Toll Free at (877) 668-1646, or at its address and telephone number set forth on the back cover of this Offer to Purchase.

INTRODUCTION

We, Nano, hereby offer to purchase up to 27,925,689 outstanding ordinary shares, NIS 0.01 par value per Stratasys Share not already owned by Nano, such that Nano would own up to and no more than 55% of the outstanding Stratasys Shares, subject to the satisfaction of the Minimum Condition, but in any event no less than the Threshold Condition, as of the Final Expiration Date, at a price of $18.00 per Stratasys Share, to you in cash, less any required tax withholding and without interest. The offer is subject to the terms and conditions set forth in this Offer to Purchase, the Letter of Transmittal and the other related documents delivered to you.

Stratasys Shares are listed on Nasdaq under the ticker symbol “SSYS”. Based on the prospectus supplement dated April 5, 2023 filed by Stratasys pursuant to Rule 424(b)(7) on April 5, 2023, there were 68,401,462 Stratasys Shares outstanding as of April 3, 2023. As of the date of this Offer to Purchase, we beneficially own 9,695,115 Stratasys Shares, representing approximately 14.2% of the outstanding Stratasys Shares as of April 3, 2023.

The offer is being conducted in the United States. The initial period of the offer will expire at 11:59 p.m., New York time, on June 26, 2023.

We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, on the U.S. business day following the Expiration Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by us.

Under Israeli law, if the conditions of the offer have been satisfied or, subject to applicable law, waived by us, then the shareholders who have, with respect to each Stratasys Share owned by them, (a) not responded to the offer, (b) notified us of their objection to the offer, or (c) validly tendered such Stratasys Share but have not properly withdrawn their tender during the Offer Period, then will be entitled to tender each such Stratasys Share during an additional four (4) calendar-day period commencing at the completion of the Offer Period. Stratasys Shares tendered during the Offer Period may be withdrawn at any time prior to 11:59 p.m., New York time, on the Expiration Date, but not during the Additional Offer Period.

If you are a record owner of Stratasys Shares and tender directly to Computershare Trust Company, N.A., the Depositary, you generally will not be obligated to pay brokerage fees or commissions, service fees or commissions with respect to the sale of your Stratasys Shares in the offer. The amount of any share transfer taxes payable on account of the transfer of any Stratasys Shares will be the responsibility of the shareholder. If you hold your Stratasys Shares through a bank or broker, we recommend that you check whether they charge any service or other fees.

We will pay the fees and expenses of the Depositary in connection with the offer. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose Stratasys Shares are accepted for payment. We will also pay the fees and expenses of Georgeson LLC, our Information Agent, who will facilitate and answer questions concerning the offer during normal business hours.

The offer is conditioned on at least 26,557,660 Stratasys Shares (currently representing approximately 38.8% of the outstanding Stratasys Shares), being validly tendered and not properly withdrawn, and we may terminate the offer if the total number of Stratasys Shares validly tendered and not properly withdrawn prior to 11:59 p.m., New York time, on the Expiration Date is less than 5%. Certain other conditions to the consummation of the offer are described in the section titled “Summary Term Sheet”. We reserve the right (subject to applicable law and the rules of the SEC to amend or waive any one or more of the terms and conditions of the offer, other than the Threshold Condition. The offer is not conditioned on the availability of financing or the approval of the Stratasys Board. See Section 7 – “Terms of the Offer; Expiration Date”, Section 16 – “Sources and Amount of Funds” and Section 17 – “Conditions of the Offer”.

Under applicable U.S. law, no later than ten U.S. business days from the date of this Offer to Purchase, Stratasys is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer. Under Israeli law, the Stratasys Board is required to express its opinion to the shareholders on the advisability of the offer. The Stratasys Board may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion. As of the date of this Offer to Purchase, the Stratasys Board has not made such a statement or expressed an opinion on this offer.

This Offer to Purchase, the Letter of Transmittal and the other related documents delivered to you contain important information which should be read carefully before any decision is made with respect to the offer.

Forward-Looking Statements

This Offer to Purchase, the Letter of Transmittal and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

•     statements regarding the plans, objectives or expectations regarding the future operations or status of us or Stratasys;

•     any anticipated trends;

•     any statements regarding future economic conditions or performance; and

•     any statement of assumptions underlying any of the foregoing.

Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “believe in the value,” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

•     changes in domestic and foreign economic and market conditions;

•     changes in the ownership of Stratasys Shares, particularly any substantial accumulations by persons who are not affiliated with us;

•     uncertainty as to the timing for and satisfaction of the conditions of the offer;

•     uncertainty as to the completion of the offer; and

•     the risk factors detailed in Stratasys’s most recent Annual Report on Form 20-F and its other filings with the SEC.

See “Special Factors” and Section 15 of this Offer to Purchase for a discussion of certain information relating to us. Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

You should assume that the information appearing in this Offer to Purchase is accurate as of the date on the front cover of this Offer to Purchase only.

SPECIAL FACTORS

1.         Background of the Offer; Contacts with Stratasys

From time to time in the ordinary course of business, the management and board of directors of Nano (the “Nano Board”) evaluate various business opportunities in an effort to enhance shareholder value and to complement and enhance its existing businesses. As part of this process, Nano’s management and the Nano Board consider a number of potential strategic transactions, including potential acquisitions.

On May 16, 2022, we engaged Greenhill & Co., LLC (“Greenhill”) as our financial advisor in connection with one or more potential M&A transactions or capital raises.

On July 18, 2022, we filed a Schedule 13G with the SEC reporting Nano’s beneficial ownership of 8,049,186 Stratasys Shares, or 12.1% of its outstanding shares as of that date, and issued a press release announcing such ownership. On March 2, 2023, the Nano Board held a regularly scheduled meeting, with representatives of senior management of Nano also present. Among other things, representatives of senior management reviewed with the Nano Board various acquisition opportunities for Nano, including a potential acquisition of Stratasys.

On February 16, 2023, we engaged Lazard Frères & Co., LLC (“Lazard”) as our financial advisor in connection with a possible direct or indirect material acquisition of another company.

On March 6, 2023, we filed a Schedule 13D with the SEC reporting Nano’s beneficial ownership of 9,695,115 Stratasys Shares, or approximately 14.5% of the then outstanding Stratasys Shares. On the same day, we delivered a letter to the Stratasys Board, proposing a non-binding indicative offer, which outlined the principal terms and conditions under which we would enter into a business combination with Stratasys. Pursuant to this indicative offer, we sought to acquire the remaining outstanding shares that we did not own and intended to offer to all shareholders of Stratasys at a price per share of $18.00 to be paid in cash.

On March 9, 2023, Stratasys issued a press release announcing that it had received our offer and notified its shareholders of the unsolicited non-binding indicative offer from Nano to acquire Stratasys for $18.00 per share in cash, and informing its shareholders it would evaluate the proposal to determine a course of action.

On that same day, our Chairman and Chief Executive Officer, Mr. Yoav Stern, met in person with the Chief Executive Officer of Stratasys, Mr. Yoav Zeif. In this meeting, Mr. Stern and Mr. Zeif discussed general matters related to the relationship between the two companies and management.

On that same day, we also issued a press release announcing the same offer and outlined the principal terms and conditions under which we would enter into a business combination with Stratasys.

On March 13, 2023, we released a video to our “Let’s Talk” video blog, wherein Mr. Yoav Stern discussed the proposed acquisition of Stratasys Shares and our rationale for the acquisition of such shares. On the same day, we issued a press release announcing and providing a link to this video.

On March 14, 2023, we released another video to our “Let’s Talk” video blog, wherein Mr. Yoav Stern expanded further on our rationale for our potential acquisition of Stratasys Shares. The video explored our “ABC guidelines” for executing our strategy, which involves (a) amplifying growth, (b) becoming a market leader, and (c) creating long-term value for our shareholders. On the same day, we issued a press announcing and providing a link to this video.

On March 22, 2023, Stratasys issued a press release announcing its review, and its board’s unanimous rejection, of our proposal to acquire Stratasys for $18.00 per share in cash, based on its view that the proposal “substantially undervalues the Company in light of its standalone prospects and is not in the best interest of Stratasys and its shareholders.”

On March 23, 2023, we issued a press responding to Stratasys’s rejection of our proposal at $18.00 per share in cash, an offer that reflected a 36% premium to the unaffected closing stock price as of March 1, 2023, and a 31% premium to the 60-day volume-weighted average price (“VWAP”) through March 1, 2023.

On March 29, 2023, we issued a press release describing the submission of our revised offer to acquire Stratasys for $19.55 per share in cash. On the same day, we issued a press release describing and providing the link to, a video released to our “Let’s Talk” video blog, wherein Mr. Stern outlined the proposed Stratasys transaction and highlighted the advantages that we believe the transaction could offer.

On that same day, Stratasys issued a press release notifying Stratasys shareholders of the revised unsolicited non-binding indicative offer from Nano to acquire Stratasys for $19.55 in cash and outlining the terms of the offer to the Stratasys shareholders.

On April 3, 2023, we sent a letter to the Stratasys Board, wherein we proposed an indicative, non-binding offer for an all-cash acquisition of the remaining shares of Stratasys not currently owned by Nano for a price of $20.05 per share. The indicative offer, as indicated by such letter, expired on April 16, 2023. On the same day, we issued a press release describing our revised offer.

On April 5, 2023, we issued a press release describing our plan to commence a special tender offer targeting total ownership of at least 55% of Stratasys’s outstanding common shares of Stratasys, inclusive of the approximately 14.2% of Stratasys’s outstanding common shares currently owned by Nano. This press release further described our intention to seek relief from an Israeli court confirming that, according to the Israeli Companies Law, the Rights under the Rights Plan cannot be triggered in response to a special tender offer targeting our ownership of at least 55% of Stratasys’s outstanding shares.

On April 13, 2023, Stratasys issued a press release announcing its review, and the Stratasys Board’s unanimous rejection, of our proposal to acquire Stratasys for $20.05 per share in cash, stating that Nano’s proposed acquisition was not in the best interest of Stratasys and its shareholders. On the same day, Mr. Zeif published an employee letter in which he addressed the shareholders of Stratasys and described the value of Stratasys and the Stratasys Board’s support of Stratasys and its employees.

On April 17, 2023, we issued a press release describing the Israeli court’s ruling that the Nano Board has full legitimacy to transact with Stratasys, and our intention to appeal to the Israeli Supreme Court against the court’s decision to appoint two observers on a temporary basis until our next annual meeting or resolution of this matter.

On April 18, 2023, Stratasys issued a press calling into question certain claims made by Nano in its April 17, 2023 press release regarding the Israeli court’s ruling on the above litigation.

On April 19, 2023, we issued a press release describing how the Israeli court vindicated our position that the Nano Board has the full authority to continue to lead and govern Nano as they have been, and the Company has a clear and full authority to take actions that are not in the ordinary course of business, including the Stratasys transaction, and how any claim made to the contrary is false and misleading.

On April 25, 2023, Nano filed a motion in Tel Aviv District Court for a temporary injunction to prevent members of the Stratasys Board from illegally and improperly interfering in a potential special tender offer that Nano may make to the remaining shareholders of Stratasys (the “Motion”). Nano requested in the Motion that the members of the Stratasys Board refrain from any action aimed at incapacitating or illegally interfering with the special tender offer in accordance with the Israeli Companies Law, including through the activation of the Rights Plan. As of the date hereof, the litigation in this matter is ongoing. See Section 18 – “Legal Matters and Regulatory Approvals”.

On May 1, 2023, Stratasys filed a report on Form 6-K with the SEC, stating that on April 30, 2023, the Stratasys Board had adopted resolutions (the “Resolutions”) relating to the exercisability of the Rights issued under the Rights Plan. Therein, the Stratasys Board stated that “the Rights will not be exercisable until the earlier of (a) the close of business on the 10th day after the public announcement or public disclosure by the Company that a person or group has become an ‘Acquiring Person’ by obtaining beneficial ownership of 15% or more of Stratasys’ outstanding ordinary shares (subject to the parameters and exceptions set forth in the Rights Agreement, an ‘Acquiring Person,’ and the date of such announcement or disclosure by the Company, the ‘Shares Acquisition Date’), unless pursuant to an offer approved by the majority of the Board; or (b) the close of business on the 10th business day (or a later date determined by the Board before any person or group becomes an Acquiring Person) after a person or group commences a tender or exchange offer (unless pursuant to an offer approved by the majority of the Board) which, if completed, would result in that person or group becoming an Acquiring Person. The earlier of such dates, upon which the Rights become exercisable, is referred to as the ‘Issuance Date’. The Board determined, pursuant to the Resolutions and as contemplated by the Rights Agreement, that any Issuance Date in respect of any tender or exchange offer commenced for the Company’s ordinary shares will only occur on the close of business on the tenth day after the Shares Acquisition Date, if any, relating to such tender or exchange offer, in accordance with the terms and conditions set forth in the Rights Agreement.”

On May 25, 2023, we commenced this offer.

2.         Purpose of the Offer; Effects of the Offer; Plans for Stratasys

(a)    Purpose of the Offer. The purpose of the offer is for Nano to acquire up to 27,925,689 outstanding Stratasys Shares such that Nano would own up to and no more than 55% of the outstanding Stratasys Shares, and a minimum of 53% of the outstanding Stratasys Shares, as of the Expiration Date. In doing so, Nano would acquire or influence control of the business of Stratasys. We believe in the long-term value of Stratasys and would like to increase our ownership and voting interest in order to have more influence over the future direction of Stratasys.

Under Israeli law, a purchase of the shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements, if, among other things, as a result of the purchase, the purchaser would own or would be deemed to own more than 25.0% of the aggregate voting power of the company and no other person owns more than 25.0% of the voting power. Accordingly, due to the fact that under Israeli law we are obligated to initiate a “special tender offer” in order to own more than 25% of Stratasys’s issued and outstanding shares, the Nano Board determined to initiate a public “special tender offer” pursuant to Israeli law, to acquire a minimum of 26,557,660 Stratasys Shares and up to 27,925,689 Stratasys Shares at a price of $18.00 per Stratasys Share.

Although not required under the U.S. federal securities laws, according to Israeli law, we are not permitted to acquire additional Stratasys Shares if such acquisition would result in our percentage ownership of the voting power of Stratasys exceeding 90%, other than by means of a special tender offer or a merger.

In determining whether to acquire up to approximately 40.8% ownership of the outstanding Stratasys Shares and to make the offer, we considered the following factors to be the principal benefits of acquiring a majority stake in Stratasys:

•     together, Nano and Stratasys would be ideally positioned as a consolidator in the highly fragmented market landscape of small- and medium-sized additive manufacturing businesses with numerous attractive potential targets;

•     we believe Stratasys’s polymer focused additively managed systems combined with Nano’s ceramic and metal additively managed & additively manufactured electronics capabilities provides customers access to a full suite of products to the additive manufacturing segment that is expected to grow from a market size of approximately $16 billion in 2021 to approximately $100 billion by 2030 according to IDTechEx’s report “3D Electronics/Additive Electronics 2022-2032” and 3D Hub’s report “3D Printing Trend Report 2022”.

•     we believe that the completion of the offer may provide an increased opportunity for the companies to deepen existing relationships across shared customers and industries by providing more value-added services and solutions, while also presenting new customer acquisition opportunities with expanded and diversified joint offerings.

Provided that the offer shall be accepted in full and the maximum amount of Stratasys Shares under the offer are tendered, subject to the provisions of the Israeli Companies Law, we may subsequently consider purchasing any balance of outstanding Stratasys Shares not held by Nano by tender offer or a merger.

(b)    Effects of the Offer. If we purchase 27,925,689 Stratasys Shares, the maximum number of Stratasys Shares in the offer, following the consummation of the offer we will be the beneficial owner of up to and no more than 55% of the outstanding Stratasys Shares as of the Expiration Date and Nano would be entitled to benefits resulting from that interest, including a portion of the income generated by Stratasys’s operations and any future increase in Stratasys’s value.

If the offer is consummated, then by operation of the Israeli Companies Law, without further action by any person, Nano thereby will become the majority equity owner of Stratasys.

All shareholders who had not announced their position with respect the offer or who objected to the offer, may agree to the offer, in the Additional Offer Period as defined above, and shall be treated like persons who initially agreed to the offer.

We believe that the accounting treatment of the offer is not material to the decision of holders of Stratasys Shares to tender their Stratasys Shares in the offer. The purchase of Stratasys Shares by Nano in the offer will have no effect on the financial statements of Stratasys.

(c)     Plans for Stratasys. Nano is conducting a detailed review of Stratasys and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the offer. Nano will continue to evaluate the business and operations of Stratasys during the pendency of the offer. After the consummation of the offer, Nano intends to take actions to replace the Stratasys Board at the next annual general meeting of Stratasys shareholders or by requesting that Stratasys call an extraordinary general meeting of Stratasys shareholders for the purpose of electing directors. Thereafter, Nano intends to conduct a comprehensive review of Stratasys’s business, operations, capitalization and management with a view to optimizing development of Stratasys’s potential in conjunction with Stratasys’s existing businesses. Possible changes could include changes in Stratasys’s business, corporate structure, memorandum of association, articles of association, capitalization, management, SEC registration or Nasdaq listing. Our plans may change based on further analysis and Nano and, after completion of the offer, the Stratasys Board may change their plans and intentions at any time, as deemed appropriate.

We intend to review our investment in Stratasys, its performance and market conditions periodically and consider possible strategies for enhancing value and take such actions with respect to our investment as we deem appropriate in light of the circumstances existing from time to time. Such actions could include, among other things, additional purchases of Stratasys Shares pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable U.S. and Israeli law. Future purchases may be on the same terms or on terms that are more or less favorable to Stratasys’s shareholders than the terms of the offer. Any possible future purchases will depend on many factors, including the results of the offer, the market price of Stratasys Shares, our business and financial position, and general economic and market conditions. In addition, following the consummation of the offer, we may also determine to dispose of our Stratasys Shares, in whole or in part, at any time and from time to time, subject to applicable laws. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of Stratasys, the market for the Stratasys Shares, the condition of the securities markets, general economic and industry conditions and other opportunities available to us.

Under Israeli law, if a shareholder (together with its affiliates) owns in excess of 45.0% of the voting power of a company, such shareholder may purchase shares in the open market or through private transactions, and not solely by means of a tender offer, unless as a result of the purchase the shareholder (together with its affiliates) would own in excess of 90.0% of the issued and outstanding Stratasys Shares. Accordingly, following the consummation of the offer, we may purchase additional Stratasys Shares in the open market or through private transactions, and not solely by means of a tender offer, as long as our (together with our affiliates) aggregate percentage ownership of issued and outstanding Stratasys Shares does not exceed 90.0%.

Provided that the offer shall be accepted in full and the maximum amount of Stratasys Shares under the offer are tendered, subject to the provisions of the Israeli Companies Law, we may subsequently consider purchasing any balance of outstanding Stratasys Shares not held by Nano by tender offer, in the open market, in privately negotiated transactions or other acquisition.

However, under Israeli law, we, our controlling shareholders and any corporation under our or their control, are prohibited from conducting an additional tender offer for Stratasys Shares and from merging with Stratasys within 12 months from the date of this Offer to Purchase.

3.         Rights of Shareholders Who Do Not Tender Their Shares

You will have no appraisal or similar rights with respect to the offer.

Under Section 331 of the Israeli Companies Law, you may respond to the offer by accepting the offer or notifying us of your objection to the offer. Alternatively, you may simply not respond to the offer and not tender your Stratasys Shares. It is a condition to the offer that, at the completion of the Offer Period, the aggregate number of Stratasys Shares validly tendered in the offer and not properly withdrawn is greater than the aggregate number of Stratasys Shares represented by Notices of Objection. As required by Section 331(c) of the Israeli Companies Law, in making this calculation, we exclude Stratasys Shares held by us or our affiliates.

An excerpt of Section 331 of the Israeli Companies Law is attached as Annex A.

Please see Section 9 and Exhibit (a)(1)(F) to Schedule TO, as defined below, for instructions on how to notify us of your objection to the offer.

4.         Interests of Nano in the Offer

The financial interests of Nano with regard to the offer are generally adverse to the financial interests of the holders being asked to tender their Stratasys Shares because Nano has an interest in acquiring the Stratasys Shares as inexpensively as possible and the holders being asked to tender their Stratasys Shares have an interest in selling their Stratasys Shares for the highest possible price.

5.         Related Party Transactions.

Except as set forth in this Offer to Purchase, neither Nano, nor any of the other persons listed in Schedule I to this Offer to Purchase, has had any transaction during the past two years with Stratasys or any of its executive officers, directors or affiliates that is required to be described in this Offer to Purchase under applicable law. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between Nano, or any of the other persons listed in Schedule I to this Offer to Purchase, on the one hand, and Stratasys and its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, exchange offer or other acquisitions of Stratasys’s securities, an election of Stratasys’s directors or a sale or other transfer of a material amount of the assets of Stratasys.

On July 18, 2022, we filed a Schedule 13G with the SEC reporting Nano’s beneficial ownership of 8,049,186 Stratasys Shares, or 12.1% of its then outstanding shares. The nature of this transaction was to acquire a stake in Stratasys as a passive investment. We acquired such Stratasys Shares for approximately $148.0 million.

On March 6, 2023, we filed a Schedule 13D with the SEC reporting Nano’s beneficial ownership of 9,695,115 Stratasys Shares, or approximately 14.5% of its then outstanding shares. As indicated on such Schedule 13D, the nature of this transaction was to take a more active role in our investment in Stratasys and we disclosed, among other things, that we “may endeavor to increase or decrease [our] position in [Stratasys]” and that, at the time, we intended to “engage in communications with [Stratasys] regarding opportunities to enhance shareholder value and improve corporate governance […] including changes to the composition of the Board of Directors of [Stratasys]”. We acquired the additional Stratasys Shares reported in such Schedule 13D for approximately $30.0 million.

6.         Conduct of Stratasys’s Business if the Offer is not Consummated.

If the offer is not consummated, Nano will re-evaluate its options with respect to Stratasys. In particular, we may, among other things:

•     not take any action at that time, including not purchasing any additional Stratasys Shares; and/or

•     make a new tender offer or otherwise seek to acquire Stratasys.

If we were to pursue any of these alternatives, it might take considerably longer for the public shareholders of Stratasys to receive any consideration for their Stratasys Shares (other than through sales in the open market) than if they had tendered their Stratasys Shares, and the conditions of the offer were satisfied. No assurance can be given that any of such alternatives will be pursued or as to the price per Stratasys Share that may be paid in any such future acquisition of Stratasys Shares or the effect any such actions could have on the trading prices of Stratasys Shares.

THE TENDER OFFER

YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

7.         Terms of the Offer; Expiration Date.

We are offering to purchase up to 27,925,689 of the outstanding Stratasys Shares not owned by Nano, representing approximately 40.8% of the outstanding Stratasys Shares, such that we would own up to and no more than 55% of the outstanding Stratasys Shares, subject to acquiring a minimum of 26,557,660 Stratasys Shares, representing 53% of the outstanding Stratasys Shares and in no event less than 3,420,074 Stratasys Shares, representing 5% of the outstanding Stratasys Shares, as of the Expiration Date.

The offer is being made to all of Stratasys’s shareholders. Upon the terms and subject to the conditions of the offer (including any terms and conditions of any extension or amendment), subject to proration (if any), we will accept for payment and pay for all Stratasys Shares that are validly tendered and not properly withdrawn in accordance with Section 10 prior to 11:59 p.m., New York time, on the Expiration Date, unless we extend the period of time during which the offer is open.

We will publicly announce in accordance with applicable law and in any event issue a press release by 9:00 a.m., New York time, on the U.S. business day following the then-scheduled Expiration Date, stating whether the conditions of the offer have been satisfied or, subject to applicable law, waived by us. Promptly following the Final Expiration Date, we will announce the results of the offer and the proration factor, which, if any, will be calculated by dividing (x) 27,925,689 Stratasys Shares, the maximum number of Stratasys Shares that we are offering to purchase, by (y) the aggregate number of Stratasys Shares validly tendered in the offer and not properly withdrawn (the “Proration Factor”). If we are unable to promptly determine the Proration Factor, we will announce the preliminary results.

Under Israeli law, if the conditions of the offer have been satisfied or, subject to applicable law, waived by us, then the shareholders who have, with respect to the applicable number of Stratasys Shares owned by them, (a) not responded to the offer, (b) notified us of their objection to the offer, or (c) validly tendered such Stratasys Shares but have properly withdrawn their tender during the Offer Period, then will be entitled to tender each such Stratasys Share during an additional four calendar-day period commencing at the completion of the Offer Period. Stratasys Shares tendered during the Offer Period may be withdrawn at any time prior to 11:59 p.m., New York time, on the Expiration Date, but not during the Additional Offer Period.

Subject to proration, as described below, we will also accept for payment and pay for all Stratasys Shares accepted for payment pursuant to the offer promptly following the Final Expiration Date in accordance with Section 9. We will deposit with the Depositary an amount sufficient to make such payment to Stratasys shareholders, including in the event that proration of tendered Stratasys Shares is required, within four U.S. business days following the Final Expiration Date. Such deposit with the Depositary shall be deemed full payment by us for the tendered Stratasys Shares.

If more than 27,925,689 Stratasys Shares are validly tendered and not properly withdrawn prior to 11:59 p.m., New York time, on the Final Expiration Date, we will purchase 27,925,689 Stratasys Shares on a pro rata basis from all tendering shareholders who have validly tendered their Stratasys Shares in the Offer Period and the Additional Offer Period and have not properly withdrawn their Stratasys Shares before the completion of the Offer Period, so that we would purchase no more than 27,925,689 Stratasys Shares. If less than 26,557,660 Stratasys Shares are tendered and not properly withdrawn, the offer will expire without the purchase of any Stratasys Shares unless we waive the Minimum Condition, but we cannot waive the Threshold Condition nor the Minimum Majority Condition. In that case, any Stratasys Shares tendered will be returned without payment of any kind.

The number of Stratasys Shares that we will purchase from each tendering shareholder will be based on the total number of Stratasys Shares validly tendered by all shareholders prior to 11:59 p.m., New York time, on the Final Expiration Date and not properly withdrawn before the completion of the Offer Period.

Our offer is subject to certain conditions, including that a minimum of 26,557,660 Stratasys Shares representing at least 53% of the issued and outstanding Stratasys Shares when combined with the Stratasys Shares owned by Nano have been validly tendered and not properly withdrawn as of the Expiration Date. We will terminate the offer if the total number of Stratasys Shares validly tendered and not properly withdrawn prior to the Expiration Date is less than 5% of the issued and outstanding Stratasys Shares. See Section 17 – “Conditions of the Offer”. In the event that all such conditions, including, without limitation, the Rights Plan Condition, have not been satisfied or waived, we may elect not to purchase, or may be prohibited from purchasing, any Stratasys Shares tendered pursuant to the offer. We do not expect to waive the Minimum Condition. As a matter of Israeli law, the Threshold Condition cannot be waived. The offer is not conditioned on the availability of financing or the approval of the Stratasys Board. See Section 17, which sets forth in full the conditions of the offer and specifies those conditions of the offer that are waivable by us.

Under Israeli law, once we announce, following the Offer Period, that the offer has been accepted, or, in other words, that all the conditions of the offer have been satisfied or, subject to applicable law, waived by us, no further conditions of the offer would apply and we will become irrevocably bound to purchase the Stratasys Shares validly tendered pursuant to the offer and not properly withdrawn prior to 11:59 p.m., New York time, on the Expiration Date (following the Additional Offer Period), subject to proration (if any).

Subject to applicable laws and regulations, if any condition has not been satisfied prior to the then-scheduled Expiration Date, we may decide to:

•     extend the Expiration Date and, subject to applicable withdrawal rights, retain all tendered Stratasys Shares;

•     waive such condition(s) and accept for payment and pay for all Stratasys Shares validly tendered and not properly withdrawn prior to the Expiration Date, if the only conditions that have not been satisfied are one or more of the conditions set forth in clause (b) of Section 17; or

•     terminate the offer and not accept for payment or pay for any Stratasys Shares and promptly return all tendered Stratasys Shares.

If we decide to extend the Expiration Date, we will inform the Depositary, the Information Agent and our Israeli legal counsel of that fact. We will also publicly announce the new Expiration Date in accordance with applicable law, and in any event we will issue a press release no later than 9:00 a.m., New York time, on the first U.S. business day following the day on which we decide to extend the Expiration Date.

If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer, or if we waive a material condition to the offer (if permitted pursuant to applicable law, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules of the SEC and the Israeli Securities Law), we will extend the Expiration Date to the extent required by applicable law, including the Exchange Act, the rules of the SEC and the Israeli Securities Law.

If, on or before the Expiration Date, we increase the consideration being paid for Stratasys Shares accepted for payment in the offer, such increased consideration will be paid to all holders whose Stratasys Shares are purchased in the offer, whether or not such Stratasys Shares were tendered before the announcement of the increase in consideration.

This Offer to Purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of Stratasys Shares whose names appear as of the date of this Offer to Purchase on Stratasys’s shareholder list. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear as of the date of this Offer to Purchase on the shareholder list or, if applicable, who are listed as of the date of this Offer to Purchase as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Stratasys Shares.

8.         Acceptance for Payment and Payment.

(a)    General. Promptly following the Final Expiration Date and upon the terms and subject to the conditions of the offer, subject to proration (if any) and obtaining any required regulatory approval, we will accept for payment and, subject to any applicable withholding tax duties, pay from the funds deposited into escrow, for all Stratasys Shares validly tendered prior to 11:59 p.m., New York time, on the Final Expiration Date and not properly withdrawn in accordance with Section 10. We expect to make such payment within four U.S. business days following the Final Expiration Date. See Section 7 – “Terms of the Offer; Expiration Date”.

Nano desires to purchase up to 27,925,689 Stratasys Shares, subject to a minimum of 26,557,660 Stratasys Shares being validly tendered and not properly withdrawn. If the number of Stratasys Shares validly tendered and not properly withdrawn on or prior to the Final Expiration Date is less than or equal to 27,925,689 but greater than 26,557,660, we will purchase all Stratasys Shares so tendered and not properly withdrawn, upon the terms and subject to the conditions of the offer. If more than 27,925,689 Stratasys Shares are so tendered and not properly withdrawn, we will accept for payment and pay for 27,925,689 Stratasys Shares, pro rata according to the Proration Factor. If the Threshold Condition is not met, the offer will expire without the purchase of any Stratasys Shares. In that case, any Stratasys Shares tendered will be returned without payment of any kind.

In all cases, we will pay for Stratasys Shares validly tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositary of the required documents to substantiate a valid tender, as set forth in Section 9.

For purposes of the offer, we will be deemed to have purchased Stratasys Shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositary of our acceptance for payment of Stratasys Shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for the Stratasys Shares will be made by the Depositary.

Under no circumstances will interest be paid on the Offer Price to be paid, regardless of any extension of the offer or any delay in making payment.

If, pursuant to the terms and conditions of the offer, we do not accept tendered Stratasys Shares for payment for any reason, other than due to proration as described above, or if certificates are submitted representing more Stratasys Shares than are tendered or accepted for payment, certificates evidencing unpurchased Stratasys Shares will be returned to the tendering shareholder (or, in the case of Stratasys Shares tendered by book-entry transfer pursuant to the procedure set forth in Section 9, the Stratasys Shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the offer.

(b)    Form of Payment. The Offer Price will be paid solely in U.S. dollars.

(c)     Withholding Tax. Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold tax, at applicable rates (currently 24.0%), on amounts received by a tendering shareholder or other payee pursuant to the offer. To prevent such withholding from the purchase price received for Stratasys Shares tendered pursuant to the offer to the Depositary, each tendering shareholder who does not otherwise establish an exemption from such withholding, must properly complete the Form W-9 included in the Letter of Transmittal. See Section 11 – “Material U.S. Federal Income Tax and Israeli Income Tax Consequences”.

Also, under the “withholding tax” provisions of Israeli income tax law, the gross proceeds payable to a shareholder in the offer generally will be subject to Israeli withholding tax. However, based on a ruling for approval for which we have applied from the ITA:

(1)       shareholders who meet the following criteria will not be subject to Israeli withholding tax (a) they acquired their Stratasys Shares after Stratasys’s initial public offering in the United States on Nasdaq; (b) they do not hold their Stratasys Shares through an Israeli broker or Israeli financial institution; (c) they hold less than 5% of Stratasys Shares; (d) they certify that they are not, and at the date of purchase of their Stratasys Shares were not Israeli residents (and, (i) in the case of a corporation, that no Israeli resident(s) holds 25.0% or more of the means of control of such corporation or are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly, or (ii) in the case of a partnership, that no partner in the partnership is an Israeli resident and no Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership); provided that (A) with respect to shareholders who are individuals, they timely provide a copy of their passport; and (B) with respect to shareholders that shall receive an aggregate Offer Price that is in an amount between US$300,001 and US$500,000, they timely submit in addition a valid certificate of residency for tax purposes issued by the applicable tax authority of their country of residence;

(2)       payments to shareholders who hold their Stratasys Shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law; and

(3)       shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer, as prescribed by Israeli tax law.

See Section 11 and the Letter of Transmittal for instructions on how to prevent us from withholding Israeli income tax from the gross proceeds payable to you (if any) pursuant to the offer.

9.         Procedures for Tendering Shares or Notifying us of Your Objection to the Offer.

(a)       Overview. All holders of Stratasys Shares should tender their Stratasys Shares to, or object to the offer through, the Depositary pursuant to the instructions below.

You may only tender your Stratasys Shares by following the procedures described in this Section 9.

(b)       Valid Tender. In order for you to validly tender Stratasys Shares pursuant to the offer, (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to 11:59 p.m., New York time, on the Expiration Date or Final Expiration Date, as applicable. In addition, certificates evidencing tendered Stratasys Shares must be received by the Depositary at its address or the Stratasys Shares must be delivered to the Depositary (including an Agent’s Message if you did not deliver a Letter of Transmittal), in each case prior to 11:59 p.m., New York time, on the Expiration Date or Final Expiration Date, as applicable, (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. Accordingly, tendering shareholders may be paid at different times depending upon whether the required documentation, with respect to Stratasys Shares, are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Depository Trust Company, or DTC, to, and received by, the Depositary and forming part of the Book-Entry Confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the Stratasys Shares that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and makes the declarations and elections set forth in the Letter of Transmittal and that we may enforce the Letter of Transmittal against that participant.

If certificates evidencing tendered Stratasys Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Stratasys Shares will be purchased.

The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

(c)       Book-Entry Transfer. The Depositary will establish an account with respect to the Stratasys Shares at DTC for purposes of the offer within two U.S. business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Stratasys Shares by causing DTC to transfer such Stratasys Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Stratasys Shares may be effected through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase prior to 11:59 p.m., New York time, on the Expiration Date or Final Expiration Date, as applicable. Delivery of the documents to DTC or any other party does not constitute delivery to the Depositary.

(d)       Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where Stratasys Shares are tendered:

•     by a registered holder of Stratasys Shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•     for the account of an eligible guarantor institution.

If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instruction 1 and Instruction 5 to the Letter of Transmittal.

(e)       Guaranteed Delivery. A shareholder who desires to tender Stratasys Shares pursuant to the offer and whose certificates for Stratasys Shares are not immediately available and cannot be delivered to the Depositary prior to the expiration of the offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the offer, or who cannot deliver all required documents to the Depositary prior to the expiration of the offer, may tender such Stratasys Shares by satisfying all of the requirements set forth below:

•     such tender is made by or through an eligible institution;

•     a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•     the certificates for all tendered Stratasys Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Stratasys Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depositary or mailed to the Depositary and must include a guarantee by an eligible institution in the form set forth in such Notice of Guaranteed Delivery. Stratasys Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered unless and until Stratasys Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary by 11:59 p.m., New York time, on the second U.S. business day following the Expiration Date, or if we extend the offer, before 11:59 p.m., New York time, on the second U.S. business day following the date on which the offer is extended.

(f)       Condition to Payment. In all cases, payment for Stratasys Shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of the certificate(s) evidencing Stratasys Shares, or a timely Book-Entry Confirmation for the delivery of Stratasys Shares, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

The valid tender of Stratasys Shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

(g)       Appointment. By executing the Letter of Transmittal as set forth above (including delivery by way of an Agent’s Message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Stratasys Shares (and any and all Stratasys Shares or other securities issued or issuable in respect of your Stratasys Shares) you tendered. These powers of attorney and proxies will be considered coupled with an interest in the tendered Stratasys Shares. The appointment will be effective if, as and when, and only to the extent that, we accept your Stratasys Shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Stratasys Shares (and any and all Stratasys Shares or other securities issued or issuable in respect of your Stratasys Shares) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given or any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Stratasys Shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Stratasys’s shareholders or any adjournment or postponement of any such meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for Stratasys Shares to be deemed validly tendered, immediately upon our payment for the Stratasys Shares, we must be able to exercise full voting rights with respect to the Stratasys Shares at any meeting of Stratasys’s shareholders with a record date subsequent to the consummation of the offer (and at any meeting of Stratasys’s shareholders with a record date prior to the consummation of the offer if such Stratasys Shares were held by such tendering shareholder as of such record date).

(h)       Objecting to the Offer. If you want to notify us of your objection to the offer with respect to all or any portion of your Stratasys Shares, and:

•     you hold such Stratasys Shares directly, complete and sign the accompanying Notice of Objection and mail or deliver it to the Depositary prior to 11:59 p.m., New York time, on the Expiration Date (the “Notice of Objection”); or

•     you hold such Stratasys Shares through a broker, dealer, commercial bank, trust company or other nominee, request such broker, dealer, commercial bank, trust company or other nominee to provide on your behalf the Notice of Objection to the Depositary prior to 11:59 p.m., New York time, on the Expiration Date.

We will disregard any Notices of Objection received by the Depositary after such deadline. In addition, if you submit a Notice of Objection with respect to Stratasys Shares and thereafter you deliver a Letter of Transmittal by which you tender those Stratasys Shares, we will disregard your Notice of Objection. Similarly, if you submit a Letter of Transmittal by which you tender Stratasys Shares, and thereafter you deliver to us a Notice of Objection with respect to those Stratasys Shares, we will disregard your Letter of Transmittal. If you submit a Letter of Transmittal and a Notice of Objection concurrently with respect to the same Stratasys Shares, we will disregard the Notice of Objection.

(i)        Withdrawing your Objection. You may withdraw a previously submitted Notice of Objection at any time prior to 11:59 p.m., New York time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who submitted the Notice of Objection to be withdrawn and the number of Stratasys Shares to which the Notice of Objection to be withdrawn relates. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 11:59 p.m., New York time on the Expiration Date by following the procedures described above.

If, with respect to all or any portion of your Stratasys Shares, you object to the offer during the Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such Stratasys Shares during the Additional Offer Period. See Section 10 – “Withdrawal Rights”.

(j)       Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Stratasys Shares or Notice of Objection will be determined by us, in our sole and absolute discretion. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. A tender of Stratasys Shares or Notice of Objection will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Depositary, the Information Agent, our legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders of Stratasys Shares or incur any liability for failure to give any notification.

If you tender your Stratasys Shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

•     you have the full power and authority to tender, sell, assign and transfer the tendered Stratasys Shares (and any and all Stratasys Shares or other securities issued or issuable in respect of your Stratasys Shares); and

•     when we accept your Stratasys Shares for payment, we will acquire good, marketable and unencumbered title to your Stratasys Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

10.       Withdrawal Rights.

Except as otherwise provided in this Section 10, or as provided by applicable law, tenders of Stratasys Shares made pursuant to the offer are irrevocable.

You may withdraw previously tendered Stratasys Shares at any time prior to 11:59 p.m., New York time, on the Expiration Date, but not during the Additional Offer Period. See Section 7 – “Terms of the Offer; Expiration Date”.

If we extend the Expiration Date or are unable to accept Stratasys Shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer but subject to applicable law, the Depositary may, nevertheless, on our behalf, retain tendered Stratasys Shares, and those Stratasys Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 10. However, our ability to delay the payment for Stratasys Shares that we have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a Nano pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of such Nano’s offer.

(a)       Withdrawal Procedure for Tenders to Computershare Trust Company, N.A., our Depositary. If you tendered your Stratasys Shares to the Depositary, for a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Stratasys Shares to be withdrawn, the number of Stratasys Shares to be withdrawn and the name of the registered holder of the Stratasys Shares, if different from the name of the person who tendered the Stratasys Shares. If certificates evidencing Stratasys Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Stratasys Shares have been tendered for the account of an eligible guarantor institution. If Stratasys Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 9, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Stratasys Shares and otherwise comply with DTC’s procedures.

Withdrawn Stratasys Shares may be re-tendered at any time prior to 11:59 p.m., New York time, on the Expiration Date or Final Expiration Date, as applicable, by following the applicable procedure described in Section 9.

(b)       Determination of Validity. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, and such determination will be final and binding, subject to any judgment of any court of competent jurisdiction. No withdrawal of Stratasys Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of us or our affiliates or assigns, the Depositary, the Information Agent, our legal counsel or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

11.       Material U.S. Federal Income Tax and Israeli Income Tax Consequences.

(a)       Material U.S. Federal Income Tax Consequences.

U.S. Holders. The following discussion summarizes material U.S. federal income tax consequences of the offer applicable to the shareholders of Stratasys who are U.S. Holders and whose Stratasys Shares are tendered and accepted for payment pursuant to the offer. A “U.S. Holder” means a holder of Stratasys Shares who is:

•     an individual who is a citizen or resident of the United States;

•     a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•     an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•     a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) if it has made a valid election to be treated as a U.S. person under the Code.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, current and proposed Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions and interpretations as of the date hereof, all of which are subject to differing interpretations or change, which change may apply retroactively and could materially affect the continued validity of this summary and the tax consequences described in this Section 11. Subject to the discussion set forth below under the heading entitled “Characterization of the Purchase if Stratasys is a Passive Foreign Investment Company”, this discussion assumes that Stratasys is not and has never been a “passive foreign investment company,” “controlled foreign corporation,” “foreign investment company” or “foreign personal holding company” for U.S. federal income tax purposes.

This discussion addresses only holders of Stratasys Shares that are held as capital assets within the meaning of section 1221 of the Code. No ruling has been or will be sought from the U.S. Internal Revenue Service, or IRS, and no opinion of counsel has been or will be rendered as to the U.S. federal income tax consequences of the offer. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment, including, without limitation:

•     regulated investment companies;

•     broker-dealers (including in securities or foreign currency) or insurance companies;

•     persons who have elected to apply a mark-to-market method of accounting;

•     certain former citizens or former long-term residents of the United States;

•     tax-exempt organizations or retirement plans;

•     persons subject to the alternative minimum tax;

•     banks and other financial institutions;

•     persons who hold their Stratasys Shares as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, or other integrated investment;

•     holders who received their Stratasys Shares through the exercise of employee stock options or otherwise as compensation;

•     partnerships or other pass-through entities or persons who hold their Stratasys Shares through partnerships or other pass-through entities;

•     holders who within the five-year period prior to the offer owned directly, indirectly or by attribution at least 10.0% of Stratasys by vote or value; and

•     persons whose functional currency is not the U.S. dollar.

In addition, this summary does not discuss any foreign, state, or local tax consequences or any U.S. tax consequences (e.g., estate or gift tax) relevant to U.S. Holders other than U.S. federal income tax consequences.

WE RECOMMEND THAT STRATASYS SHAREHOLDERS WHO ARE U.S. HOLDERS CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS. FOR A DISCUSSION OF MATERIAL ISRAELI INCOME TAX CONSEQUENCES, SEE BELOW UNDER “MATERIAL ISRAELI TAX CONSEQUENCES”.

Characterization of the Purchase if Stratasys is not a Passive Foreign Investment Company. The receipt of cash for Stratasys Shares pursuant to the offer will be treated as a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who sells Stratasys Shares pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Stratasys Shares sold pursuant to the offer. Gain or loss will be determined separately for each block of Stratasys Shares (i.e., Stratasys Shares acquired at the same cost in a single transaction) tendered pursuant to the offer. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Stratasys Shares for more than one year at the time of the consummation of the offer. Long-term capital gain realized by a non-corporate U.S. Holder is generally eligible for a preferential tax rate (currently a maximum of 20.0%). Special limitations apply to the use of capital losses.

Characterization of the Purchase if Stratasys is a Passive Foreign Investment Company. In general, a non-U.S. corporation will be classified as a passive foreign investment company within the meaning of section 1297(a) of the Code (“PFIC”) if, for any taxable year, at least 75.0% of its gross income consists of passive income (such as dividends, interest, rents, royalties, or gains on certain securities or commodities transactions), or at least 50.0% of the average value of its assets consists of assets that produce or are held for the production of, passive income. Stratasys’s Form 20-F for each of the fiscal years ended December 31, 2018 through December 31, 2020 states that there is a substantial risk that Stratasys is a PFIC. There is no assurance that Stratasys is not a PFIC or that it has never been a PFIC.

In general, if Stratasys were characterized as a PFIC for any taxable year during a U.S. Holder’s period of ownership, any gain recognized by the U.S. Holder who sells Stratasys Shares pursuant to the offer would be treated as ordinary income and would be subject to tax as if the gain had been realized ratably over the holding period of the Stratasys Shares. The amount allocated to the current taxable year and any taxable year with respect to which Stratasys was not a PFIC would be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years would be taxed at the highest marginal rates applicable to ordinary income for such taxable years, and the U.S. Holder also would be liable for an additional tax equal to the interest on such tax liability for such years. We recommend that U.S. Holders consult their tax advisors regarding the potential application of the PFIC rules to the sale of Stratasys Shares pursuant to the offer.

Additional Tax on Investment Income. In addition to the income taxes described above, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare contribution tax on net investment income, which includes capital gains from the sale of Stratasys Shares.

Information Reporting and Backup Withholding. Payments made by the Depositary in connection with the offer may be subject to information reporting to the IRS and possible backup withholding. Under the U.S. federal backup withholding tax rules, 24.0% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the U.S. Treasury unless the U.S. Holder (or other payee) who tenders its Stratasys Shares to the Depositary provides such shareholder’s (or other payee’s) taxpayer identification number (employer identification number or social security number) to the Depositary and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its Stratasys Shares to the Depositary should complete and sign the Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding.

Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. holder’s federal income tax liability, provided the required information is furnished to the IRS.

(b)       Material Israeli Tax Consequences.

The following discussion summarizes the material Israeli tax consequences of the offer applicable to Stratasys’s shareholders whose Stratasys Shares are tendered and accepted for payment pursuant to the offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed below. There can be no assurance that the ITA or a court will not take a position contrary to the Israeli income tax consequences discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only Stratasys Shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

The tax discussion set forth below is based on present law. Because individual circumstances may differ, we recommend that you consult your tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of our Stratasys Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

The summary below does not discuss the effects of any non-Israeli tax laws. For a discussion of material U.S. federal income tax consequences, see above under “Material U.S. Federal Income Tax Consequences”.

Characterization of the Purchase. The receipt of cash for Stratasys Shares pursuant to the offer generally will be treated as a taxable transaction for Israeli income tax purposes in which a holder of Stratasys Shares will be treated as having sold such Stratasys Shares.

Israeli Residents. Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies (such as Stratasys), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

Tax Rates. In general, pursuant to the Ordinance and the regulations promulgated thereunder, the tax rate applicable to capital gains derived from the sale of Stratasys Shares, whether listed on a stock market or not, is 25% for Israeli individuals. However, if the individual shareholder is claiming deduction of interest expenditures or if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate is 30%. However, the foregoing tax rates will not apply to: (i) dealers in securities; (ii) shareholders who acquired their Stratasys Shares prior to Stratasys’s initial public offering in the United States on Nasdaq (that may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their Stratasys Shares through the exercise of employee stock options or otherwise as compensation or payment for services. Companies are subject to the corporate tax rate on capital gains derived from the sale of Stratasys Shares (currently 23%).

Non-Israeli Residents. Non-Israeli residents generally will be exempt from capital gains tax on the sale of their Stratasys Shares, provided that such shareholders did not acquire their Stratasys Shares prior to Stratasys’s initial public offering and that the gains are not attributed to a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25.0% or more in such non-Israeli corporation, or (ii) are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the Stratasys Shares are deemed to be business income.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of Stratasys Shares by a person who (i) holds the Stratasys Shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless: (1) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (2) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (3) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (4) such U.S. Treaty Resident held, directly or indirectly, Stratasys Shares representing 10% or more of the voting power of Stratasys during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions; (5) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year; or (6) the U.S. Resident is not holding the Stratasys Shares as a capital asset. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations, subject to the limitations in the U.S. tax laws applicable to foreign tax credits. The U.S Israel Tax Treaty does not provide such credit against any United States state or local taxes.

Excess Tax. Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 698,280 for 2023, which amount is linked to the annual change in the Israeli consumer price index.

Israeli Withholding Tax. We have applied for a ruling for approval from the ITA with respect to the withholding tax rates applicable to shareholders as a result of the sale of Stratasys Shares pursuant to the offer. The approval provides, among other things, that:

(1)         shareholders who meet the following criteria will not be subject to Israeli withholding tax: (a) they acquired their Stratasys Shares after its initial public offering in the United States on Nasdaq in 1994; (b) they do not hold their Stratasys Shares through an Israeli broker or Israeli financial institution; (c) they hold less than 5% of Stratasys Shares; (d) they certify that they are not, and at the date of purchase of their Stratasys Shares were not Israeli residents (and, (i) in the case of a corporation, that no Israeli residents hold 25.0% or more of the means to control such corporation or are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly, or (ii) in the case of a partnership, that no partner in the partnership is an Israeli resident and no Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership); provided that (A) with respect to shareholders who are individuals, they timely provide a copy of their passport; and (B) with respect to shareholders that shall receive an aggregate Offer Price that is in an amount between US$300,001 and US$500,000, they timely submit in addition a valid certificate of residency for tax purposes issued by the applicable tax authority of their country of residence;

(2)         payments to shareholders who hold their Stratasys Shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law; and

(3)         shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer, as prescribed by Israeli tax law, unless such shareholders obtain a tax withholding certificate from the ITA, all as prescribed by Israeli tax law.

More specifically, based on the approval, if a Stratasys Shareholder tenders its Stratasys Shares to the Depositary, then the Depositary may be required to withhold Israeli tax at the applicable rate of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder, upon the terms and conditions set forth in the Letter of Transmittal, either:

•     certifies, by completing the Declaration Form (Declaration of Status for Israeli Income Tax Purposes), which shall be provided to such registered shareholders following the Expiration Date via a dedicated tax information portal (the “Tax Portal”) or otherwise delivered to such beneficial holders of Stratasys Shares by their broker, that (1) (i) such shareholder is NOT and at the date of purchase of its Stratasys Shares was not a “resident of Israel” for purposes of the Ordinance, and (A) if it is a corporation, that Israeli residents are NOT “controlling shareholders” (as defined under Section 68A of the Ordinance) of such corporation (i.e., that Israeli residents do not hold 25.0% or more of the means to control such corporation), nor are Israeli residents the beneficiaries of, and are not entitled to, 25.0% or more of such corporation’s revenues or profits, whether directly or indirectly, or (B) if it is a partnership, that no partner in the partnership is an Israeli resident and no Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership, (ii) such shareholder acquired its Stratasys Shares after Stratasys’s initial public offering on Nasdaq, and (iii) such shareholder is the beneficial owner (directly or indirectly) of less than 5% of the outstanding Stratasys Shares, and provided that (a) with respect to a shareholder who is an individual, such shareholder timely provides a copy of her/her passport; and (b) with respect to a shareholder that shall receive an aggregate Offer Price that is in an amount between US$300,001 and US$500,000, such shareholder timely submits a valid certificate of residency for tax purposes issued by the applicable tax authority of their country of residence; or (2) such shareholder is a bank, broker or financial institution resident in Israel. In such case, the Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to such shareholder pursuant to the offer; or

•     provide the Depositary (through the Tax Portal for such registered holders of Stratasys Shares, or, in the case of such beneficial holders of Stratasys Shares, through their broker), with a valid certificate from the ITA entitling such shareholder to an exemption or a specified withholding tax rate, referred to as the ITA Waiver. In such case, the Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to such shareholder pursuant to the offer in accordance with such ITA Waiver.

We recommend that you consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

Please note that if you tender your Stratasys Shares to the Depositary and provide a Declaration Form and any accompanying documents, you also consent to the provision of such Declaration Form and any accompanying documents to us and to the ITA in case the ITA so requests for purposes of audit or otherwise.

All questions as to the validity, form or eligibility of any Declaration Form (and accompanying documents) or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all Declaration Forms (or accompanying documents) or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form (or accompanying document) or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us, our affiliates, our assigns, the Depositary, the Information Agent, our legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

An excerpt of the definition of an Israeli resident in the Ordinance is attached as Annex B.

The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA (by filing an Israeli tax return) in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or description of all potential Israeli tax effects of a sale of Stratasys Shares pursuant to the offer. We recommend that Stratasys Shareholders consult their tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their Stratasys Shares pursuant to the offer.

12.       Price Range of the Stratasys Shares etc.

Stratasys Shares are listed and traded on Nasdaq under the ticker symbol “SSYS”. Stratasys Shares commenced trading on Nasdaq in 2016.

The following table sets forth, for each of the fiscal quarters indicated, the high and low sale price per share on Nasdaq in U.S. dollars, for each fiscal quarterly period within the preceding fiscal year, with respect to the fiscal years ended December 31, 2021 and December 31, 2022, and with respect to the current fiscal year ending December 31, 2023, through May 24, 2023, as reported in published financial sources.

	Nasdaq Global Select Market
Quarter	High	Low
Fiscal Year Ended December 31, 2021
First Quarter	$56.95	$20.32
Second Quarter	$28.94	$17.82
Third Quarter	$26.44	$21.05
Fourth Quarter	$42.83	$21.06

Fiscal Year Ended December 31, 2022
First Quarter	$28.00	$25.39
Second Quarter	$26.44	$15.86
Third Quarter	$21.44	$13.97
Fourth Quarter	$15.21	$11.04

Fiscal Year Ending December 31, 2023
First Quarter	$16.55	$11.90
Second Quarter (through May 24, 2023)	$16.50	$13.97

On March 3, 2023, the last full trading day before we filed a Schedule 13D with the SEC disclosing our intent to engage in communications with Stratasys regarding opportunities to enhance shareholder value and improve corporate governance, the closing price per Stratasys Share reported on Nasdaq was $14.26. The Offer Price, $18.00 per Stratasys Share, is 26.2% greater than the closing price on March 3, 2023.

On March 28, 2023, the last full trading day before we announced our intention to make an offer for at least 35.5% of the outstanding Stratasys Shares not owned by Nano, the closing price per Stratasys Share reported on Nasdaq was $14.11.

On May 24, 2023, the last trading day before we commenced the offer, the closing price per Stratasys Share reported on Nasdaq was $14.88. The Offer Price, $18.00 per Stratasys Share, is 21% greater than such last reported price on Nasdaq.

During the six months prior to the last trading day before commencement of the offer, the volume weighted average closing price of the Stratasys Shares reported on Nasdaq was $15.03. The Offer Price, $18.00 per Stratasys Share, is 19.8% greater than such six-month average price on Nasdaq.

We recommend that you obtain a current market quotation for Stratasys Shares.

Based on Stratasys’s audited consolidated financial for the year ended December 31, 2022, as included in the Stratasys Annual Report on Form 20-F, Stratasys’s shareholders equity was $959,432,000 and its shareholders’ equity per share (based on 67,086,000 Stratasys Shares outstanding as of December 31, 2022) was $14.30.

Nano purchased 9,695,115 Stratasys Shares in the open market during the past two years at an average price of $18.30 per share, for the total purchase price of approximately $177.0 million.

13.       Effects of the Offer on the Market for Shares.

If the offer is consummated, then by operation of the Israeli Companies Law, without further action by any person, Nano thereby will become the controlling shareholder of Stratasys, as the term “control” is defined under Israeli Companies Law.

Our purchase of Stratasys Shares pursuant to the offer may reduce the number of Stratasys Shares that might otherwise be traded publicly and may reduce the number of Stratasys shareholders. If the offer is consummated, Stratasys’s “public float,” that is the number of Stratasys Shares owned by Stratasys’s non-affiliated shareholders and available for trading in the securities markets, may be reduced. This may result in lower share prices or reduced liquidity in the trading market for Stratasys Shares in the future.

Stratasys Shares are registered under the Exchange Act, which requires, among other things, that Stratasys furnish certain information to its shareholders and the SEC. We believe that the offer will not result in the deregistration of the Stratasys Shares under the Exchange Act or otherwise cause Stratasys to no longer be subject to the reporting requirements of the Exchange Act applicable to it (as a foreign private issuer).

Also see Section 2 – “Purpose of the Offer; Effects of the Offer; Plans for Stratasys”.

14.       Information Concerning Stratasys.

The information concerning Stratasys contained in this Offer to Purchase has been taken from, or is based upon, publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to these documents and records. We have not independently verified the accuracy or completeness of the information contained in such documents or records.

(a)        Overview. Stratasys’s legal and commercial name is Stratasys Ltd. Stratasys Ltd. is a company limited by shares formed under Israeli law. Stratasys is the product of a 2012 merger of two leading additive manufacturing companies, Stratasys, Inc. and Objet Ltd. Stratasys, Inc. was incorporated in Delaware in 1989, and Objet Ltd. was incorporated in Israel in 1998. As part of that merger transaction, the ordinary shares of Stratasys Ltd. were listed on the Nasdaq Global Select Market under the trading symbol “SSYS”.

Stratasys maintains dual headquarters. Its registered office and one of its two principal places of business is located at 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, and its telephone number at that office is (+972)-74-745-4314. Its other principal place of business is located at 7665 Commerce Way, Eden Prairie, Minnesota, and its telephone number there is (952) 937-3000.

Stratasys’s agent is Richard Garrity, Chief Industrial Business Unit Officer of its Delaware subsidiary, Stratasys, Inc., whose address is c/o Stratasys, Inc. at the address of its Eden Prairie, Minnesota headquarters. Its web address is www.stratasys.com. However, information contained on Stratasys’s website does not constitute a part of this Offer to Purchase.

(b)       Available Information. Stratasys is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is obligated to file reports, including Annual Reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) system.

(c)        Sources of Information. Except as otherwise set forth herein, the information concerning Stratasys contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Stratasys. Although we have no knowledge that any such information contains any misstatements or omissions, neither Nano nor its affiliates or assigns, the Information Agent or the Depositories assume responsibility for the accuracy or completeness of the information concerning Stratasys contained in such documents and records or for any failure by Stratasys to disclose events which may have occurred or may affect the significance or accuracy of any such information.

15.       Information Concerning Nano.

(a)        Overview. Nano is a company organized under the laws of the State of Israel. Our principal executive offices are located at 2 Ilan Ramon, Ness Ziona, 7403635 Israel. Our telephone number is +972-73-7509142. Except as set forth in this Offer to Purchase, neither Nano nor, to the best of our knowledge, any of our affiliates or majority-owned subsidiaries, nor any of our executive officers, directors or subsidiaries, has effected any transaction in Stratasys Shares during the past 60 days.

(b)       Additional Information. The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the executive officers, directors and other “senior office holders” (as such term is defined under the Israeli Securities Law) of each member of Nano are set forth in Schedule I to this Offer to Purchase. No such person:

•     has been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors);

•     has been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws; or

•     has been otherwise convicted in a criminal proceeding and the statute of limitation regarding such conviction, pursuant to the Israeli Criminal Registration and Rehabilitation Law, 1981, has not elapsed prior to the date of this Offer to Purchase.

(c)        Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by us with the SEC, are available on the SEC’s website at www.sec.gov. Additional copies of this Offer to Purchase and other materials related to the offer may also be obtained for free upon request from the Information Agent, whose contact information is set forth on the on the back cover of this Offer to Purchase.

We have not made any provision in connection with our offer to grant to holders of Stratasys Shares who are not affiliated with Stratasys access to our corporate files or to obtain counsel or appraisal services at our expense.

16.       Sources and Amount of Funds.

We estimate that the total amount of funds that we will pay to consummate the offer, including fees and expenses, is approximately $516,923,445.

To fund our purchase of Stratasys Shares pursuant to the offer, Nano presents an offer that is both all cash and fully financed. We possess all necessary funds to consummate the offer from cash and cash equivalents on hand. Due to the cash and cash equivalents on hand, there are no alternate financing arrangements. We have over $1 billion of cash and cash equivalents, and no debt. Given our cash position and access to capital, the offer is not contingent on obtaining third-party financing.

17.       Conditions of the Offer.

Under Israeli law, we will become irrevocably bound to purchase, subject to proration, the Stratasys Shares validly tendered pursuant to the offer and not properly withdrawn prior to 11:59 p.m., New York time, on the Final Expiration Date, subject to the following conditions. Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) our rights to extend the Expiration Date or otherwise amend the terms of the offer at any time, we shall not be required to accept for payment and, subject to Israeli law, the Exchange Act and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered Stratasys Shares promptly after the termination or withdrawal of the offer), pay for any tendered Stratasys Shares, if:

(a)        The number of Stratasys Shares that have been validly tendered, and not properly withdrawn, shall not suffice to meet the Threshold Condition. The Threshold Condition will be satisfied if 3,420,074 or more Stratasys Shares, representing at least 5% of the issued and outstanding Stratasys Shares, have been validly tendered and not properly withdrawn. As a matter of Israeli law, the Threshold Condition cannot be waived.

(b)        The number of Stratasys Shares that have been validly tendered, and not properly withdrawn, shall not suffice to meet the Minimum Condition. The Minimum Condition will be satisfied if 26,557,660 or more Stratasys Shares have been validly tendered, and not properly withdrawn. We do not expect to waive the Minimum Condition.

(c)        The majority of the Stratasys Shares that shall have been validly tendered, and not properly withdrawn, at the completion of the Offer Period, shall not have been tendered by offerees who do not have a “personal interest” within the meaning of the Israeli Companies Law and as described below in this section.

(d)       The Rights Plan Condition shall not have been satisfied. The Rights Plan Condition will be satisfied if the Stratasys Board terminates the Rights Plan or does not issue Rights pursuant to the Rights Plan as a result of the offer, or Nano is satisfied in its sole discretion that the Rights will not be triggered as a result of the offer. See Section 7 – “Terms of the Offer; Expiration Date”. Stratasys and/or the Stratasys Board have taken all necessary action in order to render inapplicable any control share acquisition, business combination, Rights Plan (including any distribution under the Rights Plan) or other similar anti-takeover provision under the Company’s Articles of Association or Israeli law that will be triggered upon the consummation of the transactions contemplated under this offer. We do not expect to waive the Rights Plan Condition.

(e)        The Change of Business Condition shall not have been satisfied whereby Stratasys or the Stratasys Board, after the date of this Offer to Purchase, has authorized, recommended, proposed or announced its intent to do so or enter into, or Stratasys has entered into an agreement with respect to or has otherwise effected or agreed or proposed to effect: (i) a merger, consolidation, liquidation, dissolution, spin-off or other business combination with respect to, or disposition or relinquishment of (a) Stratasys or any business unit or subsidiary of Stratasys or (b) any asset or assets constituting more than 10% of Stratasys’s consolidated assets or revenues as reflected in Stratasys’ most recent financial statements filed with the SEC; (ii) any purchase or acquisition by Stratasys or any of its subsidiaries of another business or entity; (iii) the adoption of any, or amendment to any existing, compensation arrangement with any executive officer or director of Stratasys which would be triggered upon a change of control event, including the offer; or (iv) the contracting, licensing or assignment of rights to manufacture, produce or assemble a material portion of Stratasys products to any third party that is not a subsidiary of Stratasys. We do not expect to waive the Change of Business Condition.

(f)        At any time on or after commencement of the offer and prior to 11:59 p.m., New York time, on the Expiration Date any of the following “events” shall have occurred, provided that we did not know and could not have known of, such an event, on the date of this Offer to Purchase and such “event” would cause the terms of the offer as a result of such “event” to become materially different from the terms which a reasonable person in the offeror’s position would have proposed had it known of such “event” on the date of this Offer to Purchase:

•     any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign;

•     any action or proceeding instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign;

•     any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, conditions (financial or otherwise), prospects or results of operations of Stratasys that has, or could reasonably be expected to have, in our reasonable discretion;

•     any general suspension of trading in securities on Nasdaq;

•     a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel (whether or not mandatory) or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, that could have a material adverse effect on us, Stratasys or the trading of the Stratasys Shares;

•     in the case of any of the foregoing existing at the time of the commencement of the offer, a material escalation or the worsening thereof;

•     any change in the general political, market, economic or financial conditions in the United States, Israel or abroad that could, have a material adverse effect on us, on Stratasys or the trading of the Stratasys Shares; or

•     a tender offer or exchange offer for any or all of Stratasys Shares, or any merger, acquisition, business combination or other similar transaction with or involving Stratasys or any of its subsidiaries, shall have been proposed, announced or made by any other person or has been publicly disclosed.

(g)        At least one U.S. business day prior to the Expiration Date, we shall not have obtained CFIUS Approval of the transaction. For the purposes hereof, “CFIUS Approval” means either (i) written notice from CFIUS stating that: (A) CFIUS has determined that the acquisition of the Stratasys Shares by Nano is not a “covered transaction” subject to review under Section 721 of the U.S. Defense Production Act of 1950, as amended, including any implementing regulations thereof (the “DPA”); or (B) the assessment, review or investigation of the acquisition of the Stratasys Shares by Nano under the DPA has been concluded and that CFIUS has determined that there are no unresolved national security concerns with respect to the transaction; or (ii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the transaction and either (A) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transition has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transaction. For the avoidance of doubt, Nano shall be not obligated to accept any action, restriction, or condition required or imposed by CFIUS on the acquisition of Stratasys Shares as a condition of obtaining CFIUS Approval. The failure to obtain CFIUS Approval at least one U.S. business day prior to the Expiration Date, is waivable as a closing condition by Nano in its discretion. See Section 18 – “Legal Matters and Regulatory Approvals”.

(h)       At least one U.S. business day prior to the Expiration Date, we shall not have obtained any other approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the Stratasys Shares pursuant to the offer. See Section 18 – “Legal Matters and Regulatory Approvals”.

Under the Israeli Companies Law, a “personal interest” of a person in an action or transaction of a company (i) includes a personal interest of any spouse, sibling, parent, grandparent or descendant of the person, any descendant, sibling or parent of a spouse of the person and the spouse of any of the foregoing; and (ii) excludes a personal interest arising solely from the ownership of shares. Under the Israeli Companies Law, in the case of a person tendering by proxy “personal interest” includes the personal interest of either the proxy holder or the shareholder granting the proxy, whether or not the proxy holder has discretion how to tender the shares. In accordance with the Israeli Companies Law, each tendering shareholder is required to inform us when tendering their Stratasys Shares, by indicating in the Letter of Transmittal, whether or not it has a personal interest in the acceptance of the offer; otherwise, such tendering shareholder will be deemed to have not tendered its Stratasys Shares in the offer and its Stratasys Shares will not be counted for the purposes of determining if the Threshold Condition has been satisfied.

The foregoing conditions are for the sole benefit of Nano and may be asserted by us regardless of the circumstances giving rise to any such conditions so long as they are not caused exclusively by any action or inaction of any member of Nano, and, in the case of clause (d) above, subject to applicable law, may be waived by us in whole or in part at any time and from time to time until the Expiration Date (as may be extended, subject to applicable law), in each case, in the exercise of our reasonable judgment.

Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to 11:59 p.m., New York time, on the Expiration Date. All of the conditions of the offer must be satisfied or waived before the Expiration Date. If we proceed with the offer after failing to exercise any of the foregoing rights, this will be deemed a waiver of such rights, and depending on the materiality of the waived right and the number of days remaining in the offer, we may be required to extend the offer and recirculate new disclosure to the tendering shareholders. A public announcement may be made of a material change in (as may be permitted under applicable law), or waiver of, such conditions, and the Expiration Date may, in certain circumstances, subject to applicable law, be extended in connection with any such change or waiver.

Should the offer be terminated pursuant to the foregoing provisions, all tendered Stratasys Shares shall be promptly returned by the Depositary to the tendering shareholders.

The offer is not conditioned on the availability of financing or the approval of the Stratasys Board.

18.       Legal Matters and Regulatory Approvals.

(a)        The U.S. Securities and Exchange Commission. The SEC may or may not review and comment on this Offer to Purchase and related documents. However, the offer has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

(b)       General. In addition, we must receive any necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) for the purchase of the Stratasys Shares pursuant to this offer prior to the Expiration Date. We are not aware of any license or regulatory permit that appears to be material to the business of Stratasys and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Stratasys Shares pursuant to the offer. If any such material approval or other action is required, we presently contemplate to use our reasonable commercial efforts to obtain such approval or take such action. Notwithstanding the foregoing, we have determined that Stratasys may produce or manufacture one or more critical technologies for which certain U.S. regulatory authorizations would be required for the export or such critical technology to Nano, and, if accurate, that our acquisition of Stratasys Shares would trigger a mandatory declaration filing with CFIUS. Such declaration must be filed with CFIUS no sooner than 30 calendar days prior to the Expiration Date. While, except as otherwise described in this Offer to Purchase, we do not presently intend to delay the acceptance for payment of, or payment for, Stratasys Shares tendered pursuant to the offer pending the outcome of any such matter, there can be no assurance that any such approval (including CFIUS Approval) or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in unknown or unforeseen consequences adverse to Stratasys’s business, any of which may give us a right to terminate the offer at any Expiration Date without accepting for payment any Stratasys Shares validly tendered (and not properly withdrawn) pursuant to the offer. See Section 17 for conditions of the offer, including conditions with respect to regulatory approvals.

(c)        Litigation Matters. On April 25, 2023, Nano filed the Motion in Tel Aviv District Court for a temporary injunction to prevent members of the Stratasys Board from illegally and improperly interfering in a potential special tender offer that Nano may make to the remaining shareholders of Stratasys (the “Motion”). Nano requested in the Motion that the members of the Stratasys Board refrain from any action aimed at incapacitating or illegally interfering with the special tender offer in accordance with the Israeli Companies Law, including through the activation of the Rights Plan.

On the same day, the Tel Aviv District Court issued a decision that the Motion would be dealt with in the regular procedure for such a motion. The court also ordered that a statement of claim be filed by May 4, 2023, or else the application would be dismissed. The court suggested that the parties use the time until the hearing date, scheduled for May 15, 2023, to reach understandings that would allow the continuation of the litigation, or to submit an agreed notice for a time-bound mediation.

On May 2, 2023, Stratasys and co-defendants (together, the “Defendants”) filed a motion to dismiss the Motion. On the same day, the court rejected such motion to dismiss. On May 7, 2023, after receiving an extension, Nano submitted its statement of claim. On May 11, 2023, the Defendants submitted their response to the Motion. On May 14, 2023, Nano submitted a motion to submit an expert opinion of Professor Zohar Goshen, former chairman of the Israel Securities Authority and a distinguished law professor in Columbia University. On the same day, the Defendants submitted their response and respective objection.

On May 15, 2023, a hearing was held on the Motion. The parties agreed to reserve all their claims and to set an expedited timetable to hear the Motion, according to which the Defendants must submit a statement of defense by May 25, 2023; Nano must submit a statement of response by May 31, 2023; the Defendants must submit their affidavits by June 7, 2023; and cross examinations will be heard on June 12, 2023.

While, except as otherwise described in this Offer to Purchase, we do not presently intend to delay the acceptance for payment of, or payment for, Stratasys Shares tendered pursuant to the offer pending the outcome of such hearing, there can be no assurance that the court will rule in our favor on the Motion, which may give us a right to terminate the offer at any Expiration Date without accepting for payment any Stratasys Shares validly tendered (and not properly withdrawn) pursuant to the offer.

19.       Fees and Expenses.

We have retained Georgeson LLC to serve as the Information Agent for the offer, and Computershare Trust Company, N.A. to serve as the Depositary for the offer.

The Information Agent may contact holders of Stratasys Shares by personal interview, mail, telephone, facsimile and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the offer to beneficial holders. As compensation for acting as Information Agent in connection with the offer, Georgeson LLC will be paid a reasonable and customary fee for its services and will also be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the offer, including specified liabilities under the federal securities laws. We will pay the Depositary reasonable and customary compensation for their services in connection with the offer and reimburse them for reasonable out-of-pocket expenses, and will indemnify them against specified liabilities and expenses in connection with their services, including specified liabilities under the federal securities laws.

In connection with the offer, Nano selected and engaged as our financial advisors Greenhill and Lazard. For additional information about Greenhill, Stratasys shareholders may visit its website, https://www.greenhill.com/en. For additional information about Lazard, Stratasys shareholders may visit its website, https://www.lazard.com/. However, information contained on the website of Greenhill and Lazard does not constitute a part of this Offer to Purchase.

For their services in connection with our acquisition of Stratasys, including pursuant to the offer, Nano agreed to pay to Greenhill $11,500,000 and Lazard 0.4% of the aggregate consideration paid for the Stratasys Shares under the offer, or $2,010,650 if we purchase the maximum number of Stratasys Shares.

It is estimated that the expenses incurred in connection with the offer will be approximately as set forth below:

Information Agent Fees and Expenses	$150,000
Depositary Fees and Expenses	$50,000
Israeli Tax Withholding Agent	$20,000
SEC Filing Fees	$55,393
Legal Fees	$350,000
Financial Advisor Fees	$13,510,650
Printing and Mailing Costs	$25,000
Summary Advertisement	$75,000
Miscellaneous	$25,000
Total	$14,261,043

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Stratasys Shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

20.       Miscellaneous.

We are making the offer to shareholders of Stratasys by this Offer to Purchase and the related documents delivered to you. We are not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the Stratasys Shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Stratasys Shares in that state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection at the SEC website http://www.sec.gov that contains reports and other information filed electronically with the SEC.

NANO DIMENSION LTD.

Dated: May 25, 2023

ANNEX A

Excerpt of Section 331 of the Israeli Companies Law 5759-1999

“331. Consent of shareholders

(a)     A special tender offer shall be addressed to all offerees, and the offerees may announce their consent to the special tender offer or their objection thereto.

(b)    A special tender offer may not be accepted unless a majority of the votes of offerees, who announced their position with respect thereto, agreed to the offer.

(c)     In counting the votes of the offerees, the votes of a controlling shareholder of the offeror who owns a controlling parcel of shares in the company, or of persons on their behalf or on behalf of the offeror, including their relatives and corporations under their control, shall be excluded.

(d)    If a special tender offer is accepted, then all offerees, who had not announced their position with respect the offer or who objected to the offer, may agree to the offer, not later than four days after the last date for acceptance of the tender offer, or by another date to be set by the Minister for this purpose, and they shall be treated like persons who agreed to the offer from the start.”

Annex A-1

ANNEX B

Excerpt of Definition of Israeli Resident for Israeli Tax Purposes

Israeli Tax Ordinance [New Form]

“Israel resident” or “resident” –

(a) in respect individuals – a person, the center of whose life is in Israel, and the following provisions shall apply to this matter:

(1) in order to determine the place that is the center of a person’s life, the totality of his family, economic and social ties shall be taken into account, including inter alia:

(a) the place of his permanent home;

(b) his and his family’s place of residence;

(c) his regular or permanent place of business or the place of his permanent employment;

(d) the place of his active and substantive economic interests;

(e) the place of his activity in organizations, societies and various institutions;

(2) it is a assumed that the center of an individual’s life during a tax year is in Israel –

(a) if during the tax year he spent 183 or more days in Israel;

(b) if during the tax year he spent 30 or more days in Israel and the total period of his stay in Israel in the tax year and in the two years before it was 425 days or more; for purposes of this paragraph, “day” includes part of a day;

(3) the assumption in paragraph (2) may be refuted both by the individual and by the Assessing Officer;

(4) the Minister of Finance may, with approval by the Knesset Finance Committee, prescribe conditions under which an individual who is not an Israel resident under paragraphs (1) and (2) shall be deemed an Israel resident, on condition that one of the following holds true for him:

(a) he is an Israel State employee;

(b) he is an employee of a local authority in Israel;

(c) he is an employee of the Jewish Agency for Israel;

(d) he is an employee of the Jewish National Fund, Keren Hayessod – United Israel Appeal;

(e) he is an employee of a Government corporation;

(f) he is an employee of a Government Authority or of a body corporate set up under a Law; and he may also prescribe as aforesaid that categories of individuals deemed Israel residents under paragraphs (1) and (2) 3 shall not be so deemed, all on conditions that he shall prescribe;

(b) in respect of a body of persons – a body of persons for which one of the following holds true:

(1) it incorporated in Israel;

(2) its business and management are activated from Israel, except for a body of persons, the business of which is controlled and managed in Israel by an individual who became an Israel resident for the first time or is a veteran returning resident, as said in section 14(a) and ten years have not yet passed since he became an Israel resident as aforesaid, or by any person on his behalf, on condition that that body of persons would not be an Israel resident if the control and management of its business were not by a said individual or by a person on his behalf, unless the body of persons requested otherwise.

Annex B-1

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF NANO

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of directors and executive officers of Nano are set forth below. The principal business address of each such director and executive officer is: Nano Dimension Ltd., 2 Ilan Ramon, Ness Ziona, 7403635, Israel. The telephone number of each such director and executive officer is: +972-73-7509142.

Name of Director or Officer	Current Principal Occupation and Five Year Employment History	Country of Citizenship
Yoav Stern

Mr. Yoav Stern has served as our Chief Executive Officer since January 2020. Mr. Stern has served as our Chairman of the board of directors since May 2021. Mr. Stern has been an investor, chief executive officer and/or chairman of hi-tech companies. Mr. Stern has led companies in the fields of software and IT, video surveillance, audio and voice over IP, semiconductors equipment, fiber optics, defense-technologies, communication solutions, aerospace, and homeland security. Mr. Stern spent most of his business career in the United States, running both public and private companies with global operations including in United Kingdom, Germany, Australia, India and Singapore. Since 1997, Mr. Stern has also served as the Co-Chairman of Bogen Communication International and Bogen Corporation, 3862 Quadrangle Blvd., Suite 150, Orlando, FL 32817 and prior to joining Nano Dimension, from 2011 to 2016, Mr. Stern was the president and chief executive officer of DVTEL Inc., headquartered in New Jersey, USA. Mr. Stern has a B.Sc. in Mathematics and Computer Science, a Diploma in Automation and Mechanical Engineering and an M.A. in International Relations from New York University. Mr. Stern is a graduate of the Israeli Air Force Academy and served as an F-15 Pilot and D. Squadron Commander, as well as the Commander of the Combat Operational Training Unit of the Israeli Air Force.

United States Israel
Amit Dror

Mr. Amit Dror has served as our Customer Success Officer since January 2020. Prior to that, Mr. Dror served as our Chief Executive Officer from August 2014 until January 2020. Mr. Dror has also served on our board of directors since August 2014. Mr. Dror co-founded Eternegy Ltd. in 2010 and served as its chief executive officer and a director from 2010 to 2013. Mr. Dror also co-founded the Milk & Honey Distillery Ltd., 16, Ha’thiya, Tel Aviv, Israel 6816919, Israel, in 2012. He developed vast experience in project, account and sales management across a range of roles at ECI Telecom Ltd., Comverse Technology, Inc., Eternegy Ltd. and Milk & Honey Distillery Ltd. Mr. Dror has a background that covers technology management, software, business development, fundraising and complex project execution.

Israel Poland

Schedule I-1

Name of Director or Officer	Current Principal Occupation and Five Year Employment History	Country of Citizenship
Hanan Gino

Mr. Hanan Gino has served as our Chief Product Officer and Head of Strategic M&A since April 2021. Mr. Gino has been a leading senior executive in leading international technology corporations. From 2018 until 2021, Mr. Gino was the chief executive officer of Kitov Systems, a start-up company in the area of inspection of electronic devices using machine learning and robotics. From February 2013 to June 2016, he was the chief executive officer of Verint Israel and the President of the Security Intelligence business globally (1200 employees) of Verint Systems Inc. (Nasdaq: VRNT). Prior to joining Verint, he spent 23 years at Orbotech Ltd. (Nasdaq: KLAC), a global technology company whose products are used in consumer and industrial electronics and adjacent industries. From 2006 to 2010, Mr. Gino was the president of the PCB division of Orbotech.

Israel
Zivi Nedivi

Mr. Zivi Nedivi has served as our President since April 2021. Mr. Nedivi has been the chief executive officer of several technology companies, including Cyalume Technologies Inc., a world leader in chemical-lighting solutions that manufactures chemiluminescent ammunition and infra-red devices used by U.S. and NATO military forces as well as law enforcement agencies. He was also the chief operating officer of Lumenis Ltd., a developer of innovative energy-based technologies. From 2017 until currently, Mr. Nedivi is the chairman of SkyPath Ltd., and from February 2020 until April 2021 he was the chief executive officer of SkyPath Ltd. From 1990 to 2005, he was the chief executive officer of Kellstrom Industries, Inc., an advanced data management company. A graduate of the Israel Air Force Academy, he was a F-15 fighter pilot for seven years and held the rank of major.

Israel United States
Nick Geddes

Mr. Nick Geddes has served as our Chief Technology Officer since July 2022. Mr. Geddes co-founded GIS in 2006 and served as Global Inkjet Systems Ltd.’s (“GIS”) Chief Operating Officer and Chief Technology Officer from 2006 through 2021. GIS is a subsidiary of Nano. Mr. Geddes has remained deeply involved in both the technical and commercial areas of GIS, driving innovative solutions from conception through to product. Prior to GIS, Nick worked as inkjet consultant, and for six years at UBS Investment Bank as a Director in Debt Capital Markets. Nick has a Master’s degree from Cambridge University in Computer Science.

United Kingdom France

Schedule I-2

Name of Director or Officer	Current Principal Occupation and Five Year Employment History	Country of Citizenship
Tomer Pinchas

Mr. Tomer Pinchas has served as our Chief Operating Officer since October 2022. Mr. Pinchas brings 18 years of global experience in finance, M&A and operations management. He recently served as a Chief Financial Officer at Kryon Systems Ltd. from March 2018 to August 2022, a global company that offers intelligence robotic process automation for enterprises digital transformation solution, responsible for all financial management, legal and revenue operations functions. Prior to joining Kryon Systems Ltd., Mr. Pinchas served as a Chief Financial Officer at myThings Inc. from July 2016 to March 2018, a personalized retargeting company providing advertisers with display advertisements in real time. Previously, Mr. Pinchas served as a Chief Financial Officer at DVTel, Inc. from 2007 to 2016, a developer of IP video surveillance solutions, where he led the due diligence, negotiation and acquisition of DVTel, Inc. by FLIR Systems Inc. Mr. Pinchas’ experience also includes working at top public accounting firms, including PwC in New York City from 2005 to 2006. Mr. Pinchas is a graduate of the General Management Program at Harvard Business School and holds a B.A in Accounting and Finance from the College of Management.

Israel France
Yael Sandler

Ms. Yael Sandler has served as our Chief Financial Officer since June 2015. From 2014 until 2015, Ms. Sandler served as the Group Controller of RealMatch Ltd. From 2011 through December 2014, Ms. Sandler held various positions at Somekh-Chaikin (KPMG Israel), where she gained valuable experience working with public companies and companies pursuing initial public offerings. Ms. Sandler completed the professional course of the Israeli Navy in 2005 and served as a submarine simulator instructor and commander until 2007. Ms. Sandler is a Certified Public Accountant in Israel. Ms. Sandler earned a B.A. with honors in Accounting and Economics from the Hebrew University of Jerusalem and a M.B.T. with honors from the College of Management in Rishon LeZion.

Israel Austria
Zvi Peled

Mr. Zvi Peled has served as our President of EMEA since October 2022. Before that, Mr. Peled served as our Chief Operating Officer from May 2020 to October 2022. From 2015 to 2020, Mr. Peled was the VP Sales-Americas, of the Security Business Unit in FLIR Systems Inc., a public company focused on intelligent sensing solutions for defense, industrial, and commercial applications. Previously, Mr. Peled was the chief operating officer and chief revenues officer of DVTEL Inc., a video surveillance and artificial intelligence software and hardware high-tech company, which was acquired by FLIR Systems Inc. in 2015. Previously, Mr. Peled was the President and chief executive officer of Apollo Network Services Ltd., a private company that manages large projects in the field of defense, energy and transportation for Finmeccanica. He was also the chief executive officer of Flash Networks Ltd., a technological leader offering mobile data access gateway. Earlier in his career, Mr. Peled spent 20 years with Elbit Systems Ltd., an international defense company engaged in a wide range of electronics related programs worldwide.

Israel

Schedule I-3

Name of Director or Officer	Current Principal Occupation and Five Year Employment History	Country of Citizenship
Simon Anthony-Fried

Mr. Simon Fried has served on our board of directors since August 2014. Mr. Anthony-Fried is one of our co-founders and served as our Chief Business Officer from August 2014 until December 2017. In January 2018, Mr. Anthony-Fried relocated to California, and was appointed as the President of our wholly-owned subsidiary, Nano Dimension USA Inc. In June 2019, Mr. Anthony-Fried returned to Israel and served as our Chief Business Officer until December 2019. Mr. Anthony-Fried was a co-founder of Diesse Solutions Ltd., a project management, risk and marketing consultancy, and served as its chief executive officer from 2004 to 2014. He has worked as a risk management and corporate governance consultant to the Financial Services Authority in the United Kingdom and as a senior strategy consultant at Monitor Company, a Boston based boutique strategy consulting firm from 2000 to 2002. Mr. Anthony-Fried has a background that covers marketing and sales strategy, management, business development, financial services regulation, fundraising and c-suite consulting. Mr. Anthony-Fried has worked extensively on global projects in both the B2B and B2C markets driving significant strategic change to global marketing organizations. He also currently serves as a director of the Milk & Honey Distillery Ltd. Mr. Anthony-Fried holds a B.Sc. in Experimental Psychology from University College London, an M.Sc. in Judgment and Risk from Oxford University and an M.B.A. from SDA Bocconi in Milan.

Israel United Kingdom Sweden Australia
Channa (Hanny) Caspi

Ms. Channa (Hanny) Caspi has served on our board of directors since April 2022. Ms. Caspi is the Chief Executive Officer of C-OP Ltd., an international relations strategic consulting group, a position she has held since 2013. Ms. Caspi is a retired colonel who served in the Israeli Defense Forces (“IDF”) for 27 years. During her tenure, Ms. Caspi held various positions, including Head of the IDF International Defense Cooperation Department, IDF Defense Attaché to The Netherlands, Belgium, and Luxemburg, and IDF representative to NATO. Ms. Caspi was awarded for her international relations work. During the last five years, she has given presentations around the world, participated in research group sessions, served as a strategic advisor, and served as a board member in the Fellowship House of Virginia Migdal Colony, a non-profit organization. Ms. Caspi received a Bachelor of Law degree from the Bar-Ilan University, and is finalizing her thesis for a Master of Law degree from the Bar-Ilan University, and is a graduate of Tel Aviv University’s special program for medicine and law and a graduate of the “Mifne” program for Senior Military Management. Ms. Caspi has published several articles and is actively involved in drafting position papers on strategic topics, with special focus on NATO.

Israel

Schedule I-4

Name of Director or Officer	Current Principal Occupation and Five Year Employment History	Country of Citizenship
Oded Gera

Mr. Oded Gera has served on our board of directors since April 2021. Mr. Gera has served as Senior Global Advisor in Rothschild & Co. Global Advisory from 2018. He is the former Chairman and Founder of Rothschild & Co. in Israel. Mr. Gera has served as Lord Jacob Rothschild’s Entrepreneur in Residence from 2004 to 2007, as well as an advisor to the board of directors of Robeco Sustainable Private Equity Fund from 1998 to 2006. Prior to his service at Rothchild & Co., Mr. Gera was the Chief Executive Officer of The Israel Diamond Exchange, which was subsequently bought by a public company in 1996. Previously, he was the founder and owner of the Oded Gera fashion house, which became a household name in Israel.

Israel
Roni Kleinfeld

Mr. Roni Kleinfeld has served on our board of directors since November 2012. Mr. Kleinfeld has over 25 year experience as a chief executive officer in public and private companies. He was the chief executive officer of Maariv Holdings Ltd. from 1993 to 2002, the chief executive officer of Hed Artzi Records Ltd. from 2002 to 2007, the chief executive officer of Maariv- Modiin Publishing House Ltd. from 2007 to 2010, and the chief executive officer of OMI Ltd. from 2010 to 2011. Mr. Kleinfeld has also served as director of many companies over the past ten years, including: Raved Ltd. from 2022 to present, YSB Ltd. from 2022 to present, Bonei Hatichon from 2023 to present, Excite Ltd. from 2007 to 2011, Makpel Ltd. from 2007 to 2010, Elbit Imaging Ltd. (Nasdaq: EMITF) since 2010, Elran Ltd. from 2010 to 2016, Dancher Ltd. from 2012 to 2014, Mendelson Ltd. from 2012 to 2016, White Smoke Ltd. since 2012, Edri — El Ltd. since 2015, Cofix Group Ltd. since 2015, and Luzon Group since 2017. Mr. Kleinfeld has a B.A. in economics from the Hebrew University in Jerusalem.

Israel Canada
J. Christopher-Moran

Mr. J. Christopher Moran has served on our board of directors since February 2020. Mr. Moran is a Vice-President of Lockheed Martin Corporation and the Executive Director and General Manager of Lockheed Martin Ventures, the venture capital investment arm of Lockheed Martin Corporation. Mr. Moran is responsible for leading the corporation’s investments in small technology companies, which support Lockheed Martin’s strategic business objectives. Prior to joining Lockheed Martin in 2016, and from 1984 to 2016, Mr. Moran served in a variety of increasingly responsible positions at Applied Materials, Inc. Most recently, Mr. Moran was the head of the Business Systems and Analytics group in the Applied Global Services Organization. Mr. Moran was with Applied for over 32 years, including as the head of Corporate Strategy and the General Manager of Applied Ventures LLC, the strategic investing arm of Applied Materials. Mr. Moran is a graduate of the Massachusetts Institute of Technology where he obtained both his Bachelor and Master degrees in Mechanical Engineering.

United States

Schedule I-5

Name of Director or Officer	Current Principal Occupation and Five Year Employment History	Country of Citizenship
Yoav Nissan-Cohen

Dr. Yoav Nissan-Cohen has served on our board of directors since December 2022. Dr. Nissan-Cohen’s career covers almost 40 years of scientific research, technology development, and executive management. He worked as a research scientist in General Electric’s Research and Development Center in New York from 1988 to 1991. In 1991, he joined National Semiconductor, and in 1993 he was one of the founders of Tower Semiconductor Ltd. (TLV: TSEM), where he served as chief executive officer, took the company public on the Nasdaq Capital Market, and built a $1.5 billion advanced semiconductor facility. Dr. Nissan-Cohen was a venture partner in Pitango, a leading Israeli VC fund, and from 2005 to 2013 he served as the chairman and chief executive officer of Amimon, Inc., a semiconductor company which provided the only solution for a zero-latency wireless camera link for various medical and other video applications. Dr. Nissan-Cohen has been an executive board member in Weebit Nano (ASX: WBT) since January 2018, a semiconductor company developing a new class of semiconductor memory chips, and the chairman of VisionLab Ltd., a company specializing in advanced vision-based solutions for industrial and military applications, and Zullavision, a company providing video management solution for film and TV productions. From 2020 Dr. Nissan-Cohen is the chairman, chief executive officer and co-founder of TeraCyte Analytics Ltd., a biotechnology company developing a platform for high throughput temporal analysis of live single-cells, with breakthrough applications for research, discovery, and development of new drugs and therapies. Dr. Nissan-Cohen holds a Ph.D. in physics from the Hebrew University in Jerusalem.

Israel
Igal Rotem

Mr. Igal Rotem has served on our board of directors since February 2022. Mr. Rotem is the Chief Executive Officer of Finaro Inc (formerly Credorax Inc.), a global financial institution and a European bank that provides payment solutions to eCommerce companies. From 2010 to 2015, Mr. Rotem was the executive chairman of Finaro Inc. Mr. Rotem co-founded PowerDsine (Nasdaq:PDSN) in 1995 and served as Chief Executive Officer and a director from its inception until PowerDsine was sold to Microsemi (Nasdaq:MSCC) in January 2007. PowerDsine pioneered Power over Ethernet (PoE) technology.

Prior to co-founding PDSN, Mr. Rotem was the Chief Executive Officer of Butterfly VLSI Ltd., a pioneer of Bluetooth semiconductors technology, which was later sold to Texas Instruments Incorporated (Nasdaq: TXN).

From 1981 until 1992, Mr. Rotem served as a Major in an elite R&D center within Israeli Defense Forces (81) Intelligence Corps. Mr. Rotem holds an MBA from Tel Aviv University specializing in industrial management, and a Bachelor of Science in Electrical Engineering from Tel Aviv University, from which he graduated Magna Cum Laude.

Israel

Schedule I-6

The Depositary for the offer is:

By Mail:	By Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: NADI P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: NADI 150 Royall Street, Suite V Canton, MA 02021

The Information Agent for the offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll Free: (877) 668-1646